As Filed with the Securities and Exchange Commission on May 11, 2004
                                                          Registration No. 333-_


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          Gulfport Energy Corporation
                 (Name of small business issuer in its charter)

       Delaware                        1311                       73-1521290
(State or jurisdiction          (Primary Standard             (I.R.S. Employer
   of incorporation                Industrial                Identification No.)
   or organization)              Classification
                                  Code Number)


                        14313 North May Avenue, Suite 100
                          Oklahoma City, Oklahoma 73134
                                 (405) 848-8807
          (Address and telephone number of principal executive offices and principal place of business)

                                  Mike Liddell
          Chairman of the Board, Chief Executive Officer and President
                        14313 North May Avenue, Suite 100
                          Oklahoma City, Oklahoma 73134
                                 (405) 848-8807
            (Name, address and telephone number of agent for service)

                                With a copy to:
                              Seth R. Molay, P.C.
                                  Alex Frutos
                       Akin Gump Strauss Hauer & Feld LLP
                        1700 Pacific Avenue, Suite 4100
                              Dallas, Texas 75201
                            Telephone: (214) 969-2800
                            Facsimile: (214) 969-4343

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed under Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made under Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

   Title  of                                     Proposed      Proposed
  each  class                                    maximum       maximum
 of  securities        Amount                    offering       aggregate        Amount  of
    to  be             to  be                      price       offering        registration
  registered         registered                  per  unit      price              fee
 --------------    --------------                ---------     ---------       ------------
Common  Stock,         10,000,000 shares (1)     $1.20 (1)     $12,000,000 (2)     $1,521
$0.01 par value
per share
--------------------------------------------------------------------------------------------
Rights                 10,000,000(3)               N/A               N/A           $-0- (4)
============================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also relates to any and all rights issued hereby due to the rounding up of rights distributed hereby to the nearest whole number for each recipient thereof, and the common stock issuable upon exercise thereof.
(2) Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued.
(3) Evidencing the rights to subscribe for 10,000,000 shares of common stock, par value $0.01 per share.
(4) The rights are being issued without consideration to the holders of the registrant's common stock as of the record date. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting under said Section 8(a), may determine.

                    Subject to Completion, dated May 11, 2004

Prospectus

                          Gulfport Energy Corporation

                                10,000,000 Shares
                                  Common Stock
                                  ------------


     We are distributing at no charge to the holders of our common stock transferable subscription rights to purchase up to an aggregate of 10,000,000 shares of our common stock, par value $0.01 per share, at a cash subscription price of $___ per share. This rights offering is being made to help fund a portion of our capital expenditure requirements and for general corporate purposes.

     The total purchase price of shares offered in this rights offering will be approximately __________. You will not be entitled to receive any subscription rights unless you are a stockholder of record as of the close of business on ________, 2004.

     The subscription rights will expire if they are not exercised by 5:00 p.m., Dallas time, on _____________, 2004, the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. Subscription rights that are not exercised by the expiration date of this rights offering will expire and will have no value. Once a holder has exercised any subscription rights, such exercise may not be revoked. You should carefully consider whether or not to exercise or sell your subscription rights before the expiration date.

     There is no minimum number of shares of our common stock that must be subscribed for in this rights offering for it to be completed. Subscription payments will not be placed in an escrow account. Once a holder has paid the subscription price, we will not refund any portion of such subscription price.

     Shares of our common stock are quoted on the NASD OTC Bulletin Board under the symbol "GPOR.OB." The closing bid price of our common stock on April 28, 2004 was $2.95 per share.

                                            Per Share       Aggregate
                                            ---------       ---------
            Subscription  Price             $             $
            Estimated  Expenses             $             $
            Net  Proceeds  to  us           $             $

     An investment in our common stock involves risks. You should consider carefully the risk factors beginning on page 5 in this prospectus before exercising or selling your subscription rights.

                          ----------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.



                  The date of this prospectus is ________, 2004

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus  Summary                                                            1
Risk  Factors                                                                  5
Forward-Looking  Statements                                                   10
Use  Of  Proceeds                                                             11
Capitalization                                                                12
Market  For  Common  Stock  And  Related  Stockholder  Matters                13
The  Rights  Offering                                                         14
Management's  Discussion  And  Analysis  Of  Financial
  Condition And Results Of Operations                                         24
Business                                                                      32
Management                                                                    42
Principal  Stockholders                                                       46
Certain  Relationships  And  Related  Transactions                            48
Description  Of  Securities                                                   49
Certain  United  States  Federal  Income  Tax  Consequences                   51
Legal  Matters                                                                52
Experts                                                                       52
Where  You  Can  Find  More  Information                                      52
Index  to  Consolidated  Financial  Statements                               F-1


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any jurisdiction where this offer or any sale of shares would be unlawful. The information in this prospectus is complete and accurate only as of the date on the front cover regardless of the time of delivery of this prospectus or of any sale of shares.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of this rights offering, as well as information regarding our business. We encourage you to read this prospectus in its entirety. You should pay special attention to the "Risk Factors" section of this prospectus. All references to "we," "our," "ours," and "us," or "Gulfport" in this prospectus are to Gulfport Energy Corporation and its subsidiaries, unless otherwise indicated.

                                  Our Company

     Gulfport is an independent oil and gas exploration and production company with properties located along the Louisiana Gulf Coast. Our operations are concentrated in two fields: West Cote Blanche Bay and the Hackberry Fields. We seek to achieve reserve growth and increase our cash flow by undertaking multiple drilling programs each year. In addition, we intend to shoot 3-D seismic at our East Hackberry Field to allow us to undertake drilling at that field. As of January 1, 2004, we had 22 MMBOE of proved reserves with a present value of estimated future net revenues, discounted at 10%, of approximately $210 million and associated standardized measure of discounted future net cash flows of approximately $194 million. We were organized in July 1997 and merged with WRT Energy Corporation, a Texas corporation, referred to as Old WRT, on July 11, 1997 upon the consummation of Old WRT's bankruptcy reorganization.

     Our principal executive offices are located at 14313 North May Avenue, Suite 100 Oklahoma City, Oklahoma 73134, and our telephone number is (405) 848-8807.

                         Summary of the Rights Offering

Rights We will distribute to each stockholder of record of our common stock, as of the close of business on ___________, 2004, at no charge, one transferable subscription right for each 1.0146 shares of common stock owned, for a total of approximately 10,000,000 subscription rights.

Basic  Subscription Privilege      Each   right  will   enable  its   holder  to
                                   purchase one  share  of  our  common  stock.

Over-Subscription  Privilege       Each holder  of  common  stock  who elects to
                                   exercise  its subscription rights in full may
                                   also  subscribe  for additional shares at the
                                   same  subscription  price  per  share, to the
                                   extent  that   other   stockholders  do   not
                                   exercise  their  subscription rights in full.
                                   If  an  insufficient  number  of  shares   is
                                   available     to     fully     satisfy    the
                                   over-subscription  privilege  requests,   the
                                   available  shares will be sold pro rata among
                                   subscription  rights  holders  who  exercised
                                   their  over-subscription  privilege  based on
                                   the number of shares each subscription rights
                                   holder   subscribed  for   under  the   basic
                                   subscription     privilege.    Any     excess
                                   subscription  payments  will   be   returned,
                                   without interest or deduction, promptly after the expiration of this rights offering.

Conditions to the Rights Offering  This  rights  offering  is  subject  to   the
                                   conditions   described  under   "The   Rights
                                   Offering-Conditions to this Rights Offering."

Back-Stop                          CD Holding,  L.L.C.,  one   of  our principal
                                   stockholders,  has  agreed to purchase all of
                                   our  shares  of  common  stock  that  are not
                                   purchased  by  other   stockholders  in  this
                                   rights offering as part of either their basic subscription privilege or their over-subscription privilege.

Subscription  Price                $___  per  share.   For  more  information as
                                   to how the subscription price was determined, see "The Rights Offering-Reasons for the Rights Offering and Determination of
                                   Subscription  Price."

Rights  Offering  Record  Date     __________,  2004.

Expiration  Date                   The  subscription rights  will expire, if not
                                   exercised, at 5:00 p.m., Dallas time, on ______, 2004, unless we decide to extend this rights offering until some later time.

No  Revocation                     Once  a  holder  of  rights   has   exercised
                                   subscription rights, such exercise may not be revoked.

Transferability  of  Rights        The subscription rights  will be evidenced by
                                   transferable       subscription        rights
                                   certificates.  The  subscription  rights  are
                                   transferable  until  the close of business on
                                   the last trading day preceding the expiration
                                   date.  However, we can give no assurance that
                                   a  market  for  the  subscription rights will
                                   develop  or,  if  a  market does develop, how
                                   long  it  will  continue.   See  "The  Rights
                                   Offering-Method  of  Transferring and Selling
                                   Subscription  Rights."

Procedure  For  Exercising Rights  You may  exercise your subscription rights by properly completing and signing your subscription rights certificate. You must deliver your subscription rights certificate with full payment of the subscription price to the subscription agent on or prior to the expiration date of this rights offering. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "The Rights Offering-Guaranteed Delivery Procedures." Once you have exercised your basic subscription privilege or your over-subscription privilege, you may not revoke your exercise. Subscription rights not exercised prior to the expiration of this rights offering will have no value.

How  Rights  Holders Can
Exercise Subscription Rights
Through Others                     If you hold  shares of our common stock as of
                                   the  rights  offering  record  date through a
                                   broker,  custodian  bank or other nominee, we
                                   will ask your broker, custodian bank or other
                                   nominee  to   notify   you  of   this  rights
                                   offering.  If  you  wish  to sell or exercise
                                   your  subscription  rights,  you will need to
                                   have  your  broker,  custodian  bank or other
                                   nominee   act   for  you.  To  indicate  your
                                   decision,  you  should complete and return to
                                   your  broker, custodian bank or other nominee
                                   the  form entitled "Beneficial Owner Election
                                   Form."  You  should  receive  this  form from
                                   your  broker, custodian bank or other nominee
                                   with  the  other subscription rights offering
                                   materials.  You  should  contact your broker,
                                   custodian bank or other nominee if you do not
                                   receive  this  form,  but you believe you are
                                   entitled  to   participate   in  this  rights
                                   offering.

Certain United States Federal
Income Tax Consequences            For   United  States   federal   income   tax
                                   purposes, the receipt of subscription rights in this rights offering and the exercise of the subscription rights should not be a taxable event. You should, however, consult your own financial and tax advisor.

Issuance of Our Common Stock       We   will   issue  certificates  representing
                                   shares of our common stock purchased in this rights offering as soon as practicable after the expiration of this rights offering.

No  Recommendation  To
Rights  Holders                    We  are not making  any recommendations as to
                                   whether  or  not  you  should  subscribe  for
                                   shares of our common stock. You should decide
                                   whether  to  subscribe  for such shares based
                                   upon  your  own   assessment  of  your   best
                                   interests and after considering all of the information in this prospectus, including the "Risk Factors" section of this prospectus.
                                   You  should  not  view  the  agreement  of CD
                                   Holding to back-stop this rights offering as a recommendation or other indication that the exercise or sale of your subscription rights is in your best interests.

OTC  Bulletin  Board  Symbol
For  Our  Common  Stock            "GPOR.OB"

Market  For  Our Common Stock      On April 13, 2004, the last trading day prior
                                   to the decision of our board of directors to commence this rights offering, the closing bid price of our common stock on the OTC
                                   Bulletin Board, was $3.10 per share. On April
                                   28, 2004, the closing price of our common stock on the OTC Bulletin Board was $2.95 per share.

Use  of Proceeds                   Our  total  gross  proceeds  from this rights
                                   offering      will      be      approximately
                                   ____________.  The  net  proceeds  from  this
                                   rights   offering   are   estimated   to   be
                                   approximately  $______, which will be used to
                                   fund  a  portion  of our capital expenditures
                                   and  for  general  corporate  purposes, which
                                   may  include  payments in connection with our
                                   purchase  of  our office building in Oklahoma
                                   City,  Oklahoma    and    the  repayment  any
                                   remaining balance of the $3.0 million credit facility we entered into with CD Holding, L.L.C. on April 30, 2004.

Subscription Agent                 The  subscription  agent  is  UMB  Bank, N.A.

                                   The address for delivery to the subscription agent are as follows:

                                   UMB  Bank,  N.A.
                                   Corp  Trust  Department
                                   2401  Grand  Blvd.
                                   Kansas  City,  MO  64108

                                   You may call the subscription agent at (816) 860-3020.

                                   Your delivery to an address other than the address set forth above will not constitute valid delivery.

Amendment  and  Termination        Our board  of  directors  may,  in  its  sole
                                   discretion, amend the terms and conditions of this rights offering or terminate the rights offering and revoke the rights at any time prior to the expiration date.

Dilution To the extent a stockholder does not exercise its rights in full, such stockholder's voting power and percentage equity interest in us, including its percentage interest in any future earnings, would suffer substantial dilution.

Common  Stock  Outstanding         10,146,566  shares  issued and outstanding as
                                   of April  28,  2004.

Common Stock Outstanding after
the Rights Offering                20,146,566  shares  issued  and   outstanding
                                   (assuming all rights are exercised and based upon actual shares issued and outstanding as of April 28, 2004).

     For additional information concerning the subscription rights and our common stock, see "The Rights Offering" below.

                                  Risk Factors

     You should carefully consider the information under "Risk Factors" and all other information in this prospectus before deciding to exercise or sell your subscription rights.

                                  RISK FACTORS

     The value of your investment will be subject to the significant risks inherent in our business. You should carefully consider the risks and uncertainties described below and other information included in this prospectus before exercising your rights and purchasing our common stock. If any of the events described below occur, our business and financial results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment.

Risks  Related  to  Our  Business  and  Industry

Our method of accounting for investments in oil and gas properties may result in impairment of asset value.

     We use the full cost method of accounting for our investment in oil and gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the units-of-production method based on the ratio of current production to total proved oil and gas reserves. To the extent that such capitalized costs, net of depletion and amortization, exceed the present value of estimated future net revenues, discounted at 10%, from proved oil and gas reserves, after income tax effects, such excess costs are charged to operations. Once incurred, a write down of oil and gas properties is not reversible at a later date, even if oil or gas prices increase.

The volatility of oil and gas prices due to factors beyond our control greatly affects our profitability.

     Our revenues, operating results, profitability, future rate of growth and the carrying value of our oil and gas properties depend primarily upon the prevailing prices for oil and gas. Historically, oil and natural gas prices have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. The NYMEX spot prices for crude oil and natural gas at the close of business on December 31, 2001 were $19.84 per Bbl and $2.57 per Mmbtu and at December 31, 2003 were $32.52 per Bbl and $6.19 per Mmbtu. The
NYMEX spot prices for crude oil and natural gas at the close of business on April 15, 2004 were $37.55 per Bbl and $5.74 per Mmbtu. Any substantial decline in the price of oil and gas will likely have a material adverse effect on our operations, financial condition and level of expenditures for the development of its oil and gas reserves, and may result in additional writedowns of the Company's investments due to ceiling test limitations. The marketability of the Company's production depends in part upon the availability, proximity and capacity of gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, tax and energy policies, changes in supply and changes in demand all could adversely affect the Company's ability to produce and market its oil and gas. If market factors were to change dramatically, the financial impact on the Company could be substantial. The availability of markets and the volatility of product prices are beyond the control of the Company and thus represent a significant risk.

     Historically, the markets for oil and gas have been volatile and they are likely to continue to be volatile. Wide fluctuations in oil and gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control, including:

     -     worldwide  and  domestic  supplies  of  oil  and  gas;

     -     weather  conditions;

     -     the  level  of  consumer  demand;

     -     the  price  and  availability  of  alternative  fuels;

     -     risks  associated  with  owning  and  operating  drilling  rigs;

     -     the  availability  of  pipeline  capacity;

     -     the  price  and  level  of  foreign  imports;

     -     domestic  and  foreign  governmental  regulations  and  taxes;

     - the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

     -     political instability or armed conflict in oil-producing regions; and

     -     the  overall  economic  environment.

     These factors and the volatility of the energy markets make it extremely difficult to predict future oil and gas price movements with any certainty. Declines in oil and gas prices would not only reduce revenue, but could reduce the amount of oil and gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves.

     In accordance with customary industry practice, we rely on independent third party service providers to provide most of the services necessary to drill new wells, including drilling rigs and related equipment and services, horizontal drilling equipment and services, trucking services, tubulars, fracing and completion services and production equipment. The industry has experienced significant price increases for these services during the last year and this trend is expected to continue into the future. These cost increases could in the future significantly increase the Company's development costs and decrease the return possible from drilling and development activities, and possibly render the development of certain proved undeveloped reserves uneconomical.

Our  success  depends  on  acquiring  or  funding  additional  reserves.

     Our future success depends upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. The proved reserves of the Company will generally decline as reserves are depleted, except to the extent that the Company conducts successful exploration or development activities or acquires properties containing proved reserves, or both. To increase reserves and production, the Company must commence exploratory drilling, undertake other replacement activities or utilize third parties to accomplish these activities. There can be no assurance, however, that the Company will have sufficient resources to undertake these actions, that the Company's exploratory projects or other replacement activities will result in significant additional reserves or that the Company will have success drilling productive wells at low finding and development costs. Furthermore, although the Company's revenues may increase if prevailing oil and gas prices increase significantly, the Company's finding costs for additional reserves could also increase.

Estimates of oil and gas reserves are uncertain and may vary substantially from actual production.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of expenditures, including many factors beyond our control. The reserve information set forth in this prospectus represents only estimates based on reports prepared by Netherland, Sewell & Associates, Inc., as of January 1, 2004. Petroleum engineering is not an exact science. Information relating to the Company's proved oil and gas reserves is based upon engineering estimates. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, capital expenditures and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material.

Operating  hazards  and  uninsured  risks  may  result  in  substantial  losses.

     The Company's operations are subject to all of the hazards and operating risks inherent in drilling for and production of oil and gas, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases. The occurrence of any of these events could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with customary industry practice, the Company maintains insurance against some, but not all, of these risks. There can be no assurance that any insurance will be adequate to cover any losses or liabilities. The Company cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase. In addition, the Company may be liable for environmental damage caused by previous owners of properties purchased by the Company, which liabilities would not be covered by insurance.

Our operations are subject to various governmental regulations which require compliance that can be burdensome and expensive.

     The Company's oil and gas operations are subject to various federal, state and local governmental regulations which may be changed from time to time in response to economic and political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity to conserve supplies of oil and gas. In addition, the production, handling, storage, transportation and disposal of oil and gas, by-products thereof and other substances and materials produced or used in connection with oil and gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. These laws and regulations have continually imposed increasingly strict requirements for water and air pollution control and solid waste management. Significant expenditures may be required to comply with governmental laws and regulations applicable to the Company. The Company believes the trend of more expansive and stricter environmental legislation and regulations will continue.

We  face  extensive  competition  in  our  industry.

     The Company operates in a highly competitive environment. The Company competes with major and independent oil and gas companies, many of whom have financial and other resources substantially in excess of those available to the Company. These competitors may be better positioned to take advantage of industry opportunities and to withstand changes affecting the industry, such as fluctuations in oil and gas prices and production, the availability of alternative energy sources and the application of government regulation.

Risks  Related  to  Our  Common  Stock

The control of the Company by officers, directors and controlling stockholder may limit or preclude the control exercised by other stockholders.

     As of April 28, 2004, the Company's executive officers and directors, in the aggregate, beneficially own approximately 12.5% of our outstanding common stock. Additionally, Mr. Davidson beneficially owns approximately 67.2% of our outstanding common stock. As a result, these stockholders acting together are, and after completion of this rights offering, depending on the exercise of subscription rights by the holder of the rights, will continue to be, able to control most matters requiring approval by the stockholders of the Company, including the election of directors. Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. See "Management," "Principal Stockholders" and "Description of Securities."

We could issue additional preferred stock which could be entitled to dividend, liquidation and other special rights and preferences not shared by holders of our common stock or which could have anti-takeover effects.

     The Company is authorized to issue up to 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Shares of Preferred Stock may be issued from time to time in one or more series as the Board of
Directors, by resolution or resolutions, may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding, and, subject to certain limitations of the Company's Certificate of Incorporation and the Delaware General Corporation Law (the "DGCL"), the Board of Directors may fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of each such series Preferred Stock. The issuance of any such Preferred Stock could materially adversely affect the rights of holders of our common stock and, therefore, could reduce the value of our common stock.

     The Company has designated 30,000 shares of its Preferred Stock as Cumulative Preferred Stock, Series A and had 12,533.58 shares of our Series A preferred stock outstanding as of March 31, 2004. Holders of Series A preferred stock are entitled to receive dividends at the rate of 12% of the liquidation preference per annum payable quarterly in cash or, at the option of the Company for all quarters ending on or prior to March 31, 2004, payable in whole or in part in additional shares of Series A preferred stock at the rate of 15% of the liquidation preference per annum. For all quarters after March 31, 2004, dividends are payable in cash. However, the Board of Directors of the Company has approved and the Company has received the consent of holders of the requisite number of shares of Series A preferred stock to the amendment of the Company's Certificate of Designation with respect to the Series A preferred stock to give the Company the ability to pay dividends on the Series A preferred stock with additional shares of Series A preferred stock after March 31, 2004 for so long as such shares remain outstanding and prior to the mandatory redemption date. Upon a liquidation of the Company, whether voluntary or mandatory, the shares of Series A preferred stock will rank prior to the shares of our common stock. Consequently, holders of Series A preferred stock will receive distributions in an amount per share equal to $1,000 and all accrued and unpaid dividends thereon, whether or not declared or payable, before holders of our common stock will receive any distribution.

     In addition, specific rights granted to future holders of Preferred Stock could be used to restrict the Company's ability to merge with, or sell its assets to, a third party. The ability of the Board of Directors to issue Preferred Stock could discourage, delay or prevent a takeover of the Company, thereby preserving control of the Company by the current stockholders.

Our common stock traded over the counter and we can give no assurances as to the market for it.

     Shares  of our common stock are quoted on the NASD OTC Bulletin Board.  The rights are transferable, but will not be listed for trading in the over-the-counter or any other market. We can give you no assurance that a market for the subscription rights will develop or, if a market does develop, how long it will continue.

The subscription price was determined by the Board of Directors in its sole discretion.

     The subscription price for each share of our common stock to be issued pursuant to the rights offering will be $____. The Subscription Price was determined by the Company. In determining the Subscription Price, consideration was given to such factors as the current market price of our common stock, the availability of financing alternatives and the level, volatility of commodity prices and the ability to secure an agreement from CD Holding to backstop this rights offering. The Subscription Price should not be considered an indication of the actual value of the Company or our common stock. There can be no assurance that the market price of our common stock will not decline during the subscription period or that, following the issuance of the common stock upon exercise of rights, a subscribing holder of rights will be able to sell shares of common stock purchased in the rights offering at a price equal to or greater than the Subscription Price.

Non-participants  in  the  offering  will  suffer  substantial  dilution

     To the extent a stockholder does not exercise its rights in full, such stockholder's voting power and percentage equity interest in the Company, including its percentage interest in any future earnings, will suffer substantial dilution. Assuming all subscription rights are subscribed for on a pro rata basis by all of the stockholders to whom the subscription rights were issued, no shares would be exercisable in the over-subscription privilege and CD Holding would not be required to purchase any shares pursuant to its agreement to backstop this rights offering and CD Holding's resulting beneficial ownership, together with that of its affiliates, would be 67.2%. Assuming CD Holding is the only stockholder to acquire shares of our common stock, which number of shares is equivalent to the full number of shares of our common stock it would have been entitled to subscribe for in this rights offering in accordance with its basic subscription privilege, and, through the back-stop, CD Holding acquires all of the remaining shares offered in this rights offering, CD Holding's resulting beneficial ownership, together with that of its affiliates, would be 90.2%.

We do not currently pay dividends on our common stock and do not anticipate doing so in the future.

     The Company has paid no cash dividends on its common stock, and there is no assurance that the Company will achieve sufficient earnings to pay cash dividends on its common stock in the future. The Company intends to retain any earnings to fund its operations. Therefore, the Company does not anticipate paying any cash dividends on the common stock in the foreseeable future. In addition, the terms of the Company's outstanding Series A preferred stock prohibit the payment of any dividends to the holders of its common stock.

Subscriptions,  once  exercised,  will  be  irrevocable.

     The election to exercise rights is irrevocable. Stockholders exercising rights could be committed to buying shares of common stock above the prevailing market price. Until certificates representing such shares are delivered, subscribing rights holders may not be able to sell such shares. Certificates representing shares of common stock purchased in the rights offering will be delivered by mail as soon as practicable following the Expiration Date. No interest will be paid to rights' holders on funds delivered to the Subscription Agent pursuant to the exercise of rights pending delivery of such certificates and return of any excess funds not applied to the purchase of shares. Further, subscriptions payments will not be placed in an escrow account. Once a holder has paid the subscription price, we will not refund any portion of such subscription price, even if the rights offering is terminated before we raise $12 million.

There  are material federal income tax considerations that should be considered.

     Holders of our common stock should recognize no income or gain for federal income tax purposes upon the receipt, exercise or lapse of the rights. Nevertheless, the federal income tax treatment of the distribution of rights to holders of our common stock and any subsequent exercise or lapse of such rights is subject to some uncertainty. In addition, purchasers of our common stock should consider the federal income tax implications arising from the payment of dividends on or the sale of shares of our common stock. See "Certain United States Federal Income Tax Consequences" for a more detailed discussion of certain federal income tax consequences resulting from the purchase, ownership and disposition of rights and shares of our common stock.

A  change  of  control  could  limit  the Company's use of net operating losses.

     As of December 31, 2003, the Company has accrued a net operating loss ("NOL") carry forward of approximately $98 million. The Company believes that the distribution and exercise of rights received in the rights offering will not result in an ownership change within the meaning of Section 382 of the Internal Revenue Code. However, transfers of the Company's stock in the future could result in such an ownership change. In such a case, the ability of the Company to use its NOLs accrued through the ownership change date could be limited. In general, the amount of NOL the Company could use for any tax year after the date of the ownership change would be limited to the value of the stock of the Company (as of the ownership change date) multiplied by the long-term tax-exempt rate.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts, included in this prospectus that address activities, events or developments that Gulfport Energy Corporation ("Gulfport" or the "Company"), a Delaware corporation, formerly known as WRT Energy Corporation ("WRT"), expects or anticipates will or may occur in the future, including such things as estimated future net revenues from oil and gas reserves and the present value thereof, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport's business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport's expectations and predictions is subject to a number of risks and uncertainties, general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward looking statements, whether as a result of new information, future results or otherwise.

                                   USE OF PROCEEDS

     Our gross proceeds from this rights offering will be approximately _________. The net proceeds from this rights offering are estimated to be approximately $__________, which will be used to fund a portion of our capital expenditures and for general corporate purposes, which may include payments in connection with our purchase of our office building in Oklahoma City, Oklahoma and the repayment of any remaining balance of the $3.0 million credit facility we entered into with CD Holding, L.L.C. on April 30, 2004. Under the credit facility, CD Holding may, if it elects to do so, apply the outstanding principal amount and any accrued but unpaid interest either (1) to the subscription price payable upon exercise of the rights issued to CD Holding in the rights offering, or (2) to the purchase price for our common stock.

     The $3.0 million revolving credit facility matures on the earlier of the closing of this rights offering and August 1, 2005 and bears interest at the rate of 10.0% per annum. The credit facility provides that if this rights offering is not completed, CD Holding has the right to convert any borrowings plus any accrued but unpaid interest under the facility into shares of our common stock at a conversion price equal to $1.20 per share of common stock.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2003, and as adjusted to reflect the sale of all 10,000,000 shares in this rights offering and the application of the net proceeds from this rights offering as if such sale had occurred on December 31, 2003. The table should be read in conjunction with our consolidated financial statements and the notes to those financial statements included in this prospectus.

                                                   As of December 31, 2003
                                                   -----------------------
                                                 Actual          As Adjusted
                                                 ------          -----------
                                                                 (Unaudited)
                                                                 -----------
                                       (Dollars in Thousands, Except Share Data)
Current  maturities  of  long-term  debt        $   2,318          $
                                                =========          =========

Redeemable  12%  cumulative  preferred
  stock,  Series  A, $0.01 par value, with
  redemption  and liquidation value of
  $1,000 per share; 30,000 authorized,
  12,071 issued  and  outstanding,
  actual  and  as  adjusted                     $  12,071          $
                                                ---------          ---------
      Total  long-term  liabilities             $  14,389          $

Stockholders'  equity:
  Common  stock,  $0.01  par  value,.
    20,000,000 authorized, 10,146,566
    issued and outstanding  and  20,146,566
    issued  and  outstanding  as  adjusted            101
   Additional  paid  in  capital                   84,192
   Accumulated  deficit                           (51,145)
                                                ---------          ---------
      Total  Stockholders'  equity                 33,148
                                                ---------          ---------
        Total  capitalization                   $  47,537          $
                                                =========          =========

                          MARKET FOR COMMON STOCK AND
                          RELATED STOCKHOLDER MATTERS

     Our common stock is traded on the NASD OTC Bulletin Board under the symbol "GPOR.OB." The following table sets forth the high and low sales prices for our common stock in each quarter:

             Year Ended December 31, 2004                        Low       High
                                                                 ---       ----
               First  Quarter                                   $2.80     $3.40
               Second  Quarter  (through  April  28,  2004)     $3.00     $3.10


             Year Ended December 31, 2003                        Low       High
                                                                 ---       ----
               First  Quarter                                   $2.50     $3.00
               Second  Quarter                                  $2.60     $3.40
               Third  Quarter                                   $2.69     $2.80
               Fourth  Quarter                                  $2.75     $3.30


             Year Ended December 31, 2002                        Low       High
                                                                 ---       ----
               First  Quarter                                   $3.50     $5.40
               Second  Quarter                                  $2.80     $4.20
               Third  Quarter                                   $2.75     $3.65
               Fourth  Quarter                                  $2.10     $3.05




     The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Holders  of  Record

     At the close of business on April 28, 2004, there were 396 stockholders of record holding 10,146,566 shares of our outstanding common stock.

Dividend  Policy

     Gulfport has never paid dividends on its common stock. We currently intends to retain all earnings to fund our operations. Therefore, Gulfport does not intend to pay any cash dividends on the common stock in the foreseeable future. In addition, the terms of Gulfport's outstanding Series A preferred stock prohibit the payment of any dividends to the holders of our common stock.

                              THE RIGHTS OFFERING

The  Rights

     We will distribute to each holder of our common stock who is a record holder of our common stock as of the close of business on the rights offering record date, which is __________, 2004, at no charge, one transferable subscription right for each 1.0146 shares of common stock owned, for a total of approximately 10,000,000 subscription rights. The subscription rights will be evidenced by transferable subscription rights certificates. Each subscription right will allow you to purchase one share of our common stock at a price of $____. If you elect to exercise your basic subscription privilege in full, you may also subscribe, at the subscription price, for additional shares of our common stock under your over-subscription privilege. We have not engaged an underwriter in connection with this rights offering.

Determination  of  Subscription  Price

     The subscription price for a share of common stock to be issued on exercise of a right will be $____. The subscription price was determined by the Company. In determining the subscription price, consideration was given to such factors as the current market price of our common stock, the availability of financing alternatives, the level and volatility of commodity prices and the ability to secure an agreement from CD Holding to backstop this rights offering. The subscription price should not be considered an indication of the actual value of the Company or the common stock. There can be no assurance that the market price of the common stock will not decline during the subscription period or that, following the issuance of shares upon exercise of rights, a subscribing rights holder will be able to sell shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.

No  Fractional  Rights

     No fractional rights or cash in lieu thereof will be issued or paid, and the number of rights distributed to each holder of common stock will be rounded up to the nearest whole number of rights. Because the number of rights distributed to each record holder will be rounded up to the nearest whole number, beneficial owners of common stock who are also the record holders of such shares may receive more rights than beneficial owners of common stock who are not the record holders of their shares.

     You may request that the subscription agent divide your subscription rights certificate into transferable parts, for instance, if you are the record holder for a number of beneficial holders of our common stock. However, the subscription agent will not divide your subscription rights certificate so that you would receive any fractional subscription rights.

Expiration  of  the  Rights  Offering

     You may exercise your subscription rights at any time before 5:00 p.m., Dallas time, on _________, 2004, the expiration date for this rights offering. We may, in our sole discretion, extend the time for exercising the subscription rights.

     If you do not exercise your subscription rights before the expiration date of this rights offering, your unexercised subscription rights will be null and void. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after this rights offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below. We may extend the expiration date of this rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Dallas time, on the next business day after the most recently announced expiration date.

Subscription  Privileges

     Your subscription rights entitle you to a basic subscription privilege and an over-subscription privilege.

     Basic Subscription Privilege. With your basic subscription privilege, you may purchase one share of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $____ per share. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to you or your broker certificates representing the shares that you purchased with your basic subscription privilege as soon as practicable after this rights offering has expired.

     Over-Subscription Privilege. In addition to your basic subscription privilege, you may subscribe for additional shares of our common stock, upon delivery of the required documents and payment of the subscription price of $____ per share, before the expiration of this rights offering. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full and all other holders of subscription rights do not exercise their basic subscription privileges in full.

     Pro Rata Allocation. If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares of our common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. "Pro rata" means in proportion to the number of shares of our common stock that you and the other subscription rights holders have purchased by exercising your basic subscription privileges. If there is a pro rata allocation of the remaining shares of our common stock and you receive an allocation of a greater number of shares than you subscribed for under your over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privileges.

     Full Exercise of Basic Subscription Privilege. You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the
subscription  rights  you  own  individually,  but  not   with  respect  to  the
subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.

     When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

     Return of Excess Payment. If you exercised your over-subscription privilege and are allocated less than all of the shares of our common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering. We will deliver to you or your broker certificates representing the shares of our common stock that you purchased as soon as practicable after the expiration date of this rights offering and after all pro rata allocations and adjustments have been completed.

Method  of  Subscription-Exercise  of  Rights

     You may exercise your subscription rights by delivering the following to the subscription agent, at or prior to 5:00 p.m., Dallas time, on __________, 2004, the expiration date of this rights offering:

     - Your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

     - Your full subscription price payment for each share subscribed for under your subscription privileges.

     If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m. Dallas time on ___________, 2004, the expiration date of this rights offering. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., Dallas time, on ______________, 2004, the expiration date of this rights offering.

Backstop  Agreement

     Pursuant to an agreement between us and CD Holding, L.L.C., dated April 14, 2004, CD Holding agreed, subject to certain conditions, to back-stop this rights offering by purchasing all of the shares of our common stock that are not otherwise subscribed for by the other holders of subscription rights under their basic subscription privileges and over-subscription privileges. In return for its agreement to backstop this rights offering, CD Holding will receive a commitment fee equal to 2% of the gross proceeds of this rights offering, which, at the option of CD Holding, may be applied to the subscription price payable upon exercise of the rights issued to it in this rights offering.

Method  of  Payment

     Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock for which you are subscribing by either:

     - check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent; or

     - wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at UMB Bank, Kansas City, MO, ABA #101000695, Acct #9800006823, Ref: Gulfports Rights Offering.

Receipt  of  Payment

     Your payment will be considered received by the subscription agent only upon:

     -    Clearance  of  any  uncertified  check;

     - Receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

     - Receipt of collected funds in the subscription account designated above.

Clearance  of  Uncertified  Checks

     If you are paying by uncertified personal check, please note that uncertified checks may take at least five business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

Delivery  of  Subscription  Materials  and  Payment

     You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent at the following address:

                                 UMB Bank, N.A.
                                 Corp  Trust  Department
                                 2401  Grand  Blvd.
                                 Kansas  City,  MO  64108

     You  may  call  the  subscription  agent  at  816-860-3020.

     Your delivery to an address other than the addresses set forth above will not constitute valid delivery.

Calculation  of  Subscription  Rights  Exercised

     If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares of our common stock with your over-payment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering.

Exercising  a  Portion  of  Your  Subscription  Rights

     If you subscribe for fewer than all of the shares of our common stock represented by your subscription rights certificate, you may receive from the subscription agent a new subscription rights certificate representing your unused subscription rights. However, all subscription rights must be exercised prior to the expiration date of this rights offering, or else your subscription rights will be null and void. We will not issue any subscription rights certificates for unexercised subscription rights after the rights offering expiration date.

Your Funds will be Held by the Subscription Agent Until Shares of our Common Stock are Issued

     The subscription agent will hold your payment of the subscription price payment in a segregated account with other payments received from other subscription rights holders until we issue your shares of our common stock to you upon consummation of the rights offering.

No  Fractional  Shares

     No fractional shares will be issued upon exercise of the subscription rights. We will instead round the number of shares upon exercise of the subscription rights, as appropriate, to the nearest whole number.

Medallion  Guarantee  May  Be  Required

     Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

     - Your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

     -    You  are  an  eligible  institution.

Notice  to  Beneficial  Holders

     If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on __________, 2004, the rights offering record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to exercising or selling their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the rights offering record date, provided that, you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial  Owners

     If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise or sell your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions  for  Completing  Your  Subscription  Rights  Certificate

     You should read and follow the instructions accompanying the subscription rights certificates carefully.

     You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this rights offering expires. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier's check, money order or wire transfer of funds.

Determinations  Regarding  the  Exercise  of  Your  Subscription  Rights

     We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

     Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

Regulatory  Limitation

     We will not be required to issue to you shares of our common stock pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time this rights offering expires, you have not obtained such clearance or approval.

Guaranteed  Delivery  Procedures

     If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent on or before the time this rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

     - Deliver to the subscription agent on or prior to the rights offering expiration date your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth above in "Method of Payment;"

     - Deliver to the subscription agent on or prior to the expiration date the form entitled "Notice of Guaranteed Delivery," substantially in the form provided with the "Instructions as to Use of Subscription Rights Certificates" distributed with your subscription rights certificates; and

     - Deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery.

     Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions which are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

     In  your  Notice  of  Guaranteed  Delivery,  you  must  state:

     -    Your  name;

     - The number of subscription rights represented by your subscription rights certificates, the number of shares of our common stock you are subscribing for under your basic subscription privilege and the number of shares of our common stock you are subscribing for under your over-subscription privilege, if any; and

     - Your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

     You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under "Delivery of Subscription Materials and Payment." You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission Telecopy No.: (816) 860-3029. To confirm facsimile deliveries, you may call (816) 860-3020.

     The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call (816) 860-3020 to request any copies of the form of Notice of Guaranteed Delivery. Banks and brokerage firms please call collect at (816) 860-3020 to request any copies of the form of Notice of Guaranteed Delivery.

Questions  About  Exercising  Subscription  Rights

     If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this prospectus, the Instructions as to the Use of Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the subscription agent at the address and telephone number set forth above under "Prospectus Summary - Summary of the Rights Offering" included elsewhere in this prospectus.

Subscription  Agent

     We have appointed UMB Bank, N.A. to act as subscription agent for this rights offering. We will pay all fees and expenses of the subscription agent related to this rights offering and have also agreed to indemnify the subscription agent from liabilities that they may incur in connection with this rights offering.

No  Revocation

     Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of this rights offering will expire and will have no value.

Procedures  for  DTC  Participants

     We expect that the exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of the Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

Foreign  and  Other  Stockholders

     Subscription rights certificates will not be mailed to subscription rights holders whose addresses are outside the United States or who have an APO or FPO address, but will be held by the subscription agent for such holders' accounts. To exercise such subscription rights, you must notify the subscription agent, and take all other steps which are necessary to exercise your subscription rights on or prior to the expiration date of this rights offering. Your subscription rights will expire and will have no value if the procedures set forth in the preceding sentence are not followed prior to the expiration date.

Expiration  Date,  Extensions  and  Termination

     We may extend this rights offering and the period for exercising your subscription rights, in our sole discretion. The subscription rights will expire at 5:00 p.m., Dallas time, on __________, 2004, unless we decide to extend this rights offering. If the commencement of this rights offering is delayed for a period of time, the expiration date of this rights offering will be similarly extended. If you do not exercise your basic subscription privilege prior to the expiration date of this rights offering, your subscription rights will be null and void and will have no value. We will not be required to issue shares of our common stock to you if the subscription agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described above. In addition, we may terminate this rights offering, in whole or in part, at any time prior to the time this rights offering expires.

Method  of  Transferring  and  Selling  Subscription  Rights

     We do not intend to apply to have the subscription rights traded on the NASD OTC Bulletin Board or any exchange or other quotation system. We expect that subscription rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration date. However, there has been no prior public market for the subscription rights, and we cannot assure you that a trading market for the subscription rights will develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure you of the price at which the subscription rights will trade, if at all. If you do not exercise or sell your subscription rights you will lose any value inherent in the subscription rights. See "General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights" below.

     Transfer of Subscription Rights. You may transfer subscription rights in whole by endorsing the subscription rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your subscription rights certificate. If you wish to transfer only a portion of the subscription rights, you should deliver your properly endorsed subscription rights certificate to the subscription agent. With your subscription rights certificate, you should include instructions to register such portion of the subscription rights evidenced thereby in the name of the transferee (and to issue a new subscription rights certificate to the transferee evidencing such transferred subscription rights). You may only transfer whole subscription rights and not fractions of a subscription right. If there is sufficient time before the expiration of this rights offering, the subscription agent will send you a new subscription rights certificate evidencing the balance of your subscription rights which you did not transfer to the transferee. You may also instruct the subscription agent to send the subscription rights certificate to one or more additional transferees. If you wish to sell your remaining subscription rights, you may request that the subscription agent send you certificates representing your remaining (whole) subscription rights so that you may sell them through your broker or dealer.

     If you wish to transfer all or a portion of your subscription rights, you should allow a sufficient amount of time prior to the time the subscription rights expire for the subscription agent to:

     -    receive  and  process  your  transfer  instructions;  and

     - issue and transmit a new subscription rights certificate to your transferee or transferees with respect to transferred subscription rights, and to you with respect to any subscription rights you retained.

     If you wish to transfer your subscription rights to any person other than a bank or broker, the signatures on your subscription rights certificate must be guaranteed by an eligible institution.

     General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights. The amount of time needed by your transferee to exercise or sell its subscription rights depends upon the method by which you, as the transferor, deliver the subscription rights certificates, the method of payment made by your transferee and the number of transactions which the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the subscription rights that you transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of subscription rights if subscription rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration time.

     You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your subscription rights, except that we will pay any fees of the subscription agent associated with this rights offering. Any amounts you owe will be deducted from your account.

     If you do not exercise your subscription rights before the expiration date, your subscription rights will expire without value and will no longer be exercisable.

Cancellation  Rights

     Our board of directors may cancel this rights offering, in whole or in part, in its sole discretion at any time prior to the time this rights offering expires for any reason (including a change in the market price of our common stock). If we cancel this rights offering, all outstanding subscription rights will expire without value and any funds you paid to the subscription agent will not be refunded. Holders of rights who exercised subscription rights prior to any such cancellation of this rights offering will receive certificates representing the shares of common stock purchased.

No  Board  or  Management  Recommendation

     An investment in shares of our common stock must be made according to each investor's evaluation of its own best interests and after considering all of the information in this prospectus, including the "Risk Factors" section of this prospectus. Our board of directors and our management makes no recommendation to subscription rights holders regarding whether they should exercise or sell their subscription rights. You should not view CD Holding's agreement to back-stop this rights offering as a recommendation or other indication by CD Holding or our board of directors that the exercise of your subscription rights is in your best interests.

Shares  of  Common  Stock  Outstanding  After  the  Rights  Offering

     Based on the 10,146,566 shares of our common stock issued and outstanding as of April 28, 2004, approximately 20,146,566 shares of our common stock will be issued and outstanding after this rights offering expires (assuming all of the rights are exercised), an increase in the number of outstanding shares of our common stock of approximately 98.5%. The 12,533.58 shares of our Series A preferred stock outstanding as of March 31, 2004 will remain outstanding.

Effects  of  Rights  Offering  on  Stock  Option  Plan

     As of April 28, 2004, there were outstanding options to purchase 627,337 shares of our common stock at an exercise price of $2.00 per share. The agreements governing these options have antidilution provisions that will be triggered by this rights offering. The number of shares of common stock for which options may be exercised will be increased and the exercise price per share will be decreased based upon the subscription price per share of the rights issued in this rights offering, the number of shares issuable in this rights offering and the current market price of our common stock. The aggregate exercise price applicable to the options will remain unchanged. After giving effect to this offering, there will be outstanding options to purchase _______ shares of our common stock at an exercise price of $____ per share.

Effects  of  Rights  Offering  on  Outstanding  Warrants

     As of April 28, 2004, there were outstanding warrants to purchase 2,431,517 shares of our common stock. The agreements governing these warrants have antidilution provisions that will be triggered by this rights offering. The exercise price of the warrants will be reduced to the subscription price, and the number of shares to be purchased under the warrants will be increased by dividing the subscription price into the aggregate exercise amount of the warrant prior to the reduction in the exercise price. Currently, the exercise price is $4.00. This will be reduced to $___, and the number of shares to be purchased under each warrant will be _____, or 2,431,517 divided by $____. Additionally, if the holder of any warrant should exercise a warrant while there are rights outstanding, the total number of outstanding shares to be used in the determination of the number of shares to be purchased under the warrant will include the maximum number of shares deliverable upon the exercise of all of the rights.

Dilutive  Effects  of  Rights  Offering

     To the extent an stockholder does not exercise its rights in full, such stockholder's voting power and percentage equity interest in us, including its percentage interest in any future earnings, would suffer substantial dilution.

Other  Matters

     We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in this rights offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's financial condition and results of operations is based in part on the financial statements and the notes thereto included elsewhere in this prospectus and should be read in conjunction therewith.

Critical  Accounting  Policies  and  Estimates

     Our discussion and analysis of our financial condition and results of operations are based upon consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Our significant accounting policies are described in Note 1 to our consolidated financial statements included elsewhere in this prospectus. We have identified certain of these policies as being of particular importance to the portrayal of our financial position and results of operations and which require the application of significant judgment by our management. We analyze our estimates, including those related to oil and gas properties, revenues recognition, income taxes and commitments and contingencies, and base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

     Oil and Gas Properties. The Company uses the full cost method of accounting for oil and gas operations. Accordingly, all costs, including nonproductive costs and certain general and administrative costs associated with acquisition, exploration and development of oil and gas properties, are capitalized. Net capitalized costs are limited to the estimated future net revenues, after income taxes, discounted at 10% per year, from proven oil and gas reserves and the cost of the properties not subject to amortization. Such capitalized costs, including the estimated future development costs and site remediation costs, if any, are depleted by an equivalent units-of-production method, converting gas to barrels at the ratio of six MCF of gas to one barrel of oil. No gain or loss is recognized upon the disposal of oil and gas properties, unless such dispositions significantly alter the relationship between capitalized costs and proven oil and gas reserves. Oil and gas properties not subject to amortization consist of the cost of undeveloped leaseholds and totaled $1,600 at December 31, 2003. These costs are reviewed periodically by management for impairment, with the impairment provision included in the cost of oil and gas properties subject to amortization. Factors considered by management in its impairment assessment include drilling results by Gulfport and other operators, the terms of oil and gas leases not held by production, and available funds for exploration and development.

     Income Taxes. Gulfport uses the asset and liability method of accounting for income taxes, under which deferred tax assets and liabilities are recognized for the future tax consequences of (1) temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and (2) operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are based on enacted tax rates applicable to the future period when those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income during the period the rate change is enacted. Deferred tax assets are recognized as income in the year in which realization becomes determinable.

     Revenue Recognition. Gas revenues are recorded in the month produced using the entitlement method, whereby any production volumes received in excess of the Company's ownership percentage in the property are recorded as a liability. If less than Gulfport's entitlement is received, the underproduction is recorded as a receivable. There is no such liability or asset recorded at December 31, 2003. Oil revenues are recognized when ownership transfers, which occurs in the month produced.

     Commitments and Contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.

Results  of  Operations

     The markets for oil and gas have historically been, and will continue to be, volatile. Prices for oil and gas may fluctuate in response to relatively minor changes in supply and demand, market uncertainty and a variety of factors beyond the control of Gulfport. Set forth in the table below are the average prices received by the Company and production volumes during the periods indicated.

                                                    2003          2002            2001
                                                ------------  ------------   -------------
     Production  Volumes:
     Oil (MBBLS)                                     571           464               595
     Gas (MMCF)                                      123           103                71
     Oil Equivalents (MBOE)                          592           481               607

     Average  Prices:
     Oil  (per  BBL)                            $  27.66 (1)  $  24.69 (2)      $  25.50
     Gas  (per  MCF)                            $   4.04      $   3.66          $   4.20
     Oil  Equivalents  (per  MBOE)              $  26.70      $  24.59          $  25.48
     Average Production Costs (per BOE)         $   9.93 (3)  $  10.65 (3)      $   7.85
     Average Production Taxes (per BOE)         $   3.17      $   2.81          $   2.88

--------------------------------------
     (1)  Includes  fixed  contract  prices  of

                         January  2003          $  28.50
                         February  2003         $  28.34
                         March  2003            $  27.95
                         April  2003            $  27.08
                         May  2003              $  26.95
                         June  2003             $  24.27
                         July  2003             $  24.33
                         August  2003           $  24.42
                         September  2003        $  24.45
                         October  2003          $  24.45
                         November  2003         $  24.25
                         December  2003         $  24.10

          Excluding the effect of the fixed price contracts, the average oil price for 2003 would have been $32.38 per BBL and $32.08 per BBL oil equivalent price.

     (2) Includes fixed contract prices of $26.50 for the months May through October 2002 and $25.90 for November and December

     (3)  Does  not  include  production  taxes.

Comparison  of  Years  Ended  December  31,  2003  and  2002

     Gulfport reported a net loss attributable to common stock of $219,000 for the year ended December 31, 2003, as compared with a net loss attributable to common stock of $625,000 for the year ended December 31, 2002. The decrease in loss attributable to common stock of $406,000 was primarily due to an increase in oil and gas sales during 2003 as a result of increased production attributable to the Company's drilling program initiated in December 2002. In addition, during 2003, Gulfport had twelve full months of production. During 2002, as a result of Hurricane Lili, the Company experienced down time on its

WCBB facility which resulted in a loss of production. Additionally, Gulfport's higher revenues was partially attributable to a 12% increase in average oil prices received for the year ended December 31, 2003 as compared to 2002. This reduction of net loss from 2003 was offset in part by an increase in operating expenses, depreciation, depletion and amortization and interest expense on the preferred stock.

     Oil and Gas Revenues. For the year ended December 31, 2003, Gulfport reported oil and gas revenues of $15,809,000, a 34% increase from revenues of $11,450,000 in 2002. This $3,980,000 increase in revenues is attributable to a 23% increase in BOE produced to 592 BOE for the year ended December 31, 2003 as compared to 481 BOE for 2002. This increase in production was due mainly to the Company's drilling program initiated in December 2002. In addition, during 2003, Gulfport had twelve full months of production. During 2002, as a result of Hurricane Lili, the Company experienced down time on its WCBB facility which resulted in a loss of production. Additionally, contributing to the increase in oil and gas revenue was a 12% increase in average oil prices received for the year ended December 31, 3003 as compared to 2002.

     Operating Expenses Including Production Taxes. Total lease operating expenses including production taxes increased to $7,768,000 for the year ended December 31, 2003 as compared to $6,474,000 for the same period in 2002. This increase was due to primarily to non-capitalized lease operating expense for workovers performed during the period. In addition, production taxes increased for the year ended December 31, 2003 as compared to the same period in 2002 due to an increase in oil and gas revenues.

     General and Administrative Expenses. Net general and administrative expenses decreased slightly to $1,843,000 for the year ended December 31, 2003 from $1,873,000 for 2002. This decrease was due primarily to an increase in administrative reimbursements from affiliated entities of $764,000 for the year ended December 31, 2003 as compared to $250,000 during 2002.

     Accretion Expense. In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related long-lived asset. Any difference between costs incurred upon settlement of an asset retirement obligation and the recorded liability will be recognized as a gain or loss in the Company's earnings. Gulfport adopted SFAS No. 143 effective January 1, 2003. For the year ended December 31, 2003, Gulfport recognized $393,000 in accretion expense related to SFAS No. 143. (See Note 21 to the Company's financial statement included elsewhere in this prospectus).

     Interest Expense. Ordinary interest expense decreased by $69,000, or 62%, to $112,000 for the year ended December 31, 2003 from $181,000 for 2003. This decrease was due to a reduction of average debt outstanding during 2003.

     Interest Expense - Preferred Offering. In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or as an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Previously, our Series A preferred stock had been classified on the balance sheet between total liabilities and equity. The Company has recorded a liability related to the Series A preferred stock of $12,071,000. As a result of the adoption of SFAS No. 150 in May 2003, the Company has recorded $875,000 of interest expense for the last six months of 2003 related to the outstanding Series A preferred stock which would have previously been classified as a reduction in equity. (See Note 21 to the Company's financial statement included elsewhere in this prospectus).

     Litigation Trust. Pursuant to Old WRT's 1997 plan of reorganization, all of Old WRT's possible causes of action against third parties (with the exception of certain litigation related to recovery of marine and rig equipment assets and claims against Tri-Deck Oil and Gas Company ("Tri-Deck")), existing as of the effective date of that plan, were transferred into a "Litigation Trust" controlled by an independent party for the benefit of most of Old WRT's existing unsecured creditors. The litigation related to recovery of marine and rig equipment and the Tri-Deck claims were subsequently transferred to the Litigation Trust as described below.

     The Litigation Trust was funded by a $3,000,000 cash payment from [Old WRT,] which was made on the effective date of reorganization. Gulfport owns a 12% interest in the Litigation Trust with the other 88% being owned by the former general unsecured creditors of Old WRT. For financial statement reporting purposes, Gulfport has not recognized the potential value of recoveries which may ultimately be obtained, if any, as a result of the actions of the Litigation Trust, treating the entire $3,000,000 payment as a reorganization cost at the time of [Old WRT's] reorganization.

     On January 20, 1998, Gulfport and the Litigation Trust entered into a Clarification Agreement whereby the rights to pursue various claims reserved by Gulfport under the plan of reorganization were assigned to the Litigation Trust. In connection with this agreement, the Litigation Trust agreed to reimburse Gulfport $100,000 for legal fees Gulfport had incurred in connection these claims. As additional consideration for the contribution of this claim to the Litigation Trust, Gulfport is entitled to 20% to 80% of the net proceeds from these claims.

     During 2002, Gulfport received $160,000 in proceeds from the Litigation Trust. No proceeds were received from the Litigation Trust in 2003. Gulfport received $160,000 from the Litigation Trust during 2002. No revenues were received from the Litigation Trust in 2003.

     Other changes in income for the year ended December 31, 2003 as compared to the year ended December 31, 2002 were attributable to the following factors:

     Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense was $4,637,000 for the year ended December 31, 2003, consisting of $4,421,000 in depletion on oil and gas properties, $210,000 in depreciation of other property and equipment and $6,000 in amortization expense. This is a 37% increase when compared to the 2002 depreciation, depletion and amortization expense of $3,386,000. This increase is due primarily to an increase in production for the year ended December 31, 2003 to 592 MBOE as compared to 481 MBOE in 2002 and the loss of reserves due to engineering revisions in the reserve report dated January 1, 2004. In addition, as a result of the adoption of SFAS 143 "Accounting for Asset Retirement Obligations," the amount to amortize increased by $7,500,000 which resulted in additional depletion, depreciation and amortization. (See Note 21 to the Company's financial statement included elsewhere in this prospectus).

     Income Taxes. As of December 31, 2003, the Company had a net operating loss carryforward of approximately $98,000,000, in addition to numerous timing differences which gave rise to a deferred tax asset of approximately $45,000,000, which was fully reserved by a valuation allowance at that date. Utilization of net operating loss carryforwards and other timing differences will be recognized as a reduction in income tax expense in the year utilized. A current tax provision of $490,000 was provided for the year ended 2003, which was fully offset by an equal income tax benefit due to operating loss carryforwards and other deferred tax assets.

Capital  Expenditures,  Capital  Resources  and  Liquidity

     Net cash flow provided by operating activities for the year ended December 31, 2003 was $9,382,000, as compared to net cash flow provided by operating activities of $4,030,000 for 2002. The increase was mainly due to the collection during 2003 of an insurance settlement in the amount of $2,510,000 related to damage to the WCBB facility caused by Hurricane Lili (an additional $1,000,000 advance had been paid to the Company during 2002), an increase in depreciation, depletion and amortization of $1,265,000 and an increase in production due to factors described above and an increase in interest expense as a result of the adoption of SFAS No. 150.

     Net cash used in investing activities for the year ended December 31, 2003 was $11,127,000 as compared to $8,904,000 used during 2002. Mainly as a result of the Company's drilling programs initiated in December 2002 and April 2003, the Company spent $10,145,000 in additions to oil and gas properties in 2003. This amount consists primarily of $5,600,000 for drilling activity and $4,000,000 for other workover and recompletion activities on existing wells. In addition, another $707,000 was spent on the clean up and repair of hurricane damage, $40,000 was spent on the acquisition of other property and equipment, and the remaining expenditures were attributable to general and administrative costs capitalized to the full cost pool. During 2003, Gulfport financed its capital expenditures with cash flow provided by operations, borrowings from the Company's line of credit and the remaining proceeds from the issuance of the Series A preferred stock.

     Net cash provided by financing activities for 2003 was $2,178,000 million as compared to $4,906,000 provided during 2002. Net cash provided by financing activities in 2003 related to $2,200,000 in proceeds received from borrowings on the Company's line of credit. Net cash provided by financing activities for 2002 consisted of $6,029,000 from the issuance of the Series A preferred stock in 2002 and reduction of debt of $1,123,000 during 2002.

     Capital Resources. In addition to cash generated by operating activities primarily related to funds from our producing oil and gas properties, our main capital resources are derived from the issuance of equity securities and borrowings under our bank and other credit facilities.

     Credit Facilities. On June 20, 2002, the Company entered into a line of credit with the Bank of Oklahoma. Under the terms of the agreement, the Company was extended a commitment to borrow up to $2,300,000. Amounts borrowed under the line bear interest at the prime rate charged from time to time by JPMorgan Chase plus 1%, with payments of interest on outstanding balances due monthly. On July 1, 2003, the Company renewed this line of credit and extended the maturity date to July 1, 2004. The outstanding balance under this credit facility was $2,200,000 at December 31, 2003. The Company intends to extend the maturity date of this credit facility or use a portion of the net proceeds from this rights offering to repay in full the outstanding balance of this credit facility.

          In connection with this rights offering, on April 30, 2004, the Company entered into a $3.0 million revolving credit facility with CD Holding, L.L.C., a principal stockholder of the Company. Borrowings under the credit facility are due on the earlier of the closing of this rights offering and August 1, 2005 and bear interest at 10.0% per annum. Under the credit facility, CD Holding may, if it elects to do so, apply the outstanding principal amount and any accrued but unpaid interest either (1) to the subscription price payable upon exercise of the rights issued to CD Holding in the rights offering, or (2) to the purchase price for the Company's our common stock. The credit facility provides that if this rights offering is not completed, CD Holding has the right to convert any borrowings plus any accrued but unpaid interest under the facility into shares of our common stock at a conversion price equal to the subscription price established for the rights offering. If the rights offering proceeds and is not otherwise terminated by the Company, CD Holding has agreed to apply the outstanding principal amount and any accrued but unpaid interest either (1) to the subscription price payable upon exercise of the rights issued to CD Holding in the rights offering, or (2) to the purchase price for the Company's$1.20 per share of common stock.

     On May 22, 2001, the Company entered into a revolving line of credit agreement with Gulfport Funding, LLC ("Gulfport Funding"), an affiliate of the Company. Under the terms of the agreement, the Company could borrow up to
$3,000,000, with borrowed amounts bearing interest at the prime rate charged from time to time by the Bank of America plus 4%. All outstanding principal amounts along with accrued interest were due on February 22, 2002. The Company paid a facility commitment fee of $60,000 in connection with this line of credit. This fee was amortized over the life of the agreement. On March 29, 2002, the outstanding balance of this note payable, together with all accrued and unpaid interest, was satisfied in full through Gulfport Funding's participation in the Company's private placement offering of its Series A preferred stock as described below.

     Issuance of Equity. In March 2002, the Company commenced a private placement offering of 10,000 units. Each unit consisted of (i) one share of Cumulative Preferred Stock, Series A, of the Company and (ii) a warrant to purchase up to 250 shares of common stock, par value $0.01 per share, of the Company. Holders of the Series A preferred stock are entitled to receive dividends at the rate of 12% of the liquidation preference per annum payable quarterly in cash or, at the option of the Company for all quarters ending on or prior to March 31, 2004, payable in whole or in part in additional shares of Series A preferred stock at the rate of 15% of the liquidation preference per annum. The Company chose to pay dividends on the shares of Series A preferred stock with additional shares of Series A preferred stock for the quarterly periods ended March 31, June 30, September 30 and December 31, 2003 and March 31, 2004 and, as a result, had issued an additional 3,241.73 shares of Series A preferred stock as of March 31, 2004. For all quarters after March 31, 2004, dividends are payable in cash. However, the Board of Directors of the Company has approved and the Company has received the consent of holders of the requisite number of shares of Series A preferred stock to the amendment of the Company's Certificate of Designation with respect to the Series A preferred stock to give the Company the ability to pay dividends on the Series A preferred stock with additional shares of Series A preferred stock after March 31, 2004 for so long as such shares remain outstanding and prior to the mandatory redemption date. To the extent funds are legally available, the Company is obligated to declare and pay the dividends on the Series A preferred stock. The Series A preferred stock may be redeemed at any time for an amount per share equal to $1,000 and all accrued and unpaid dividends thereon, whether or not declared or payable, and must be redeemed on March 29, 2007 for an amount per share equal to $1,000 and all accrued and unpaid dividends thereon, whether or not declared or payable. Accordingly, the outstanding Series A preferred stock is treated as redeemable stock on the Company's balance sheet.

     The Warrants have a term of ten years and an exercise price of $4.00 per share of common stock, subject to adjustment under certain circumstances including the occurrence of this rights offering. See "the Rights Offering - Effects of Rights Offering on Outstanding Warrants." The Company granted to holders of the Warrants certain demand and piggyback registration rights with respect to shares of common stock issuable upon exercise of the warrants.

     The Series A preferred stock offering was made available to stockholders (some of whom were affiliates) of the Company as of December 31, 2001 and who were accredited investors. Purchasers were able to participate up to their pro rata share of ownership in the Company as of December 31, 2001. As of April 15, 2002, the Company had closed on subscriptions totaling $9,292,000 for 9,291.85 units, which included the conversion by Gulfport Funding, LLC of its $3,000,000 loan along with the accumulated interest due from the Company for 3,262.98 units. Additionally, multiple entities controlled by the Company's majority stockholder participated in the offering by subscribing for 2,738 units at a cost of $2,738,000.

     During 2003, the Company hired Petrie Parkman & Co. to assist in a possible sale of its West Cote Blanche Bay Field (WCBB). As of the date of this prospectus, no sale is pending. It is the Board of Directors' determination that if a sale of WCBB is not consummated that it is in the best interests of the Company to undertake this rights offering. CD Holding, one of our principal stockholders, has agreed subject to certain conditions, to back-stop this rights offering for a commitment fee of 2% of the gross proceeds from this rights offering, which, at the option of CD Holding, may be applied to the subscription price payable upon exercise of the rights issued to it in this rights offering.

     Liquidity and Capital Expenditures. Historically, our primary sources of funds have been cash flow from our producing oil and gas properties, the issuance of equity securities, borrowings under our bank and other credit facilities and, from time to time, the sale of oil and gas properties. Our ability to access any of these sources of funds can be significantly impacted by unexpected decreases in oil and natural gas prices. To mitigate the effects of dramatic commodity price fluctuations, we have entered into fixed price contracts for the WCBB production as follows:

               May  2004                 1000  bbls  @  day  $30.85
               June  2004                1000  bbls  @  day  $30.85
               July-December  2004       1000  bbls  @  day  $33.60

     The primary capital commitments faced by the Company are the capital requirements needed to continue developing the Company's proved reserves and obligations under Gulfport's credit facilities and its outstanding Series A preferred stock.

     Gulfport's strategy is to continue to increase cash flows generated by its properties by undertaking new drilling, workover, sidetrack and recompletion projects in the fields to exploit its reserves. The Company has upgraded its infrastructure by enhancing its existing facilities to increase operating efficiencies, increase volume capacities and lower lease operating expenses. Additionally, Gulfport completed the reprocessing of its 3-D seismic data in its principal property, WCBB. The reprocessed data will continue to enable the Company's geophysicists to generate new prospects and enhance existing prospects in the intermediate zones in the field, thus creating a portfolio of new drilling opportunities.

     In Gulfport's January 1, 2004 reserve report, 91% of Gulfport's net reserves were categorized as proved undeveloped. The proved reserves of Gulfport will generally decline as reserves are depleted, except to the extent that Gulfport conducts successful exploration or development activities or acquires properties containing proved developed reserves, or both. To realize reserves and increase production, the Company must continue its exploratory drilling, undertake other replacement activities or utilize third parties to accomplish those activities.

     Gulfport's inventory of prospects includes 137 proved undeveloped (PUD) wells at WCBB. The drilling schedule used in the reserve report anticipates that all of those wells will be drilled by 2011. Gulfport intends to drill 12 wells at WCBB during 2004 at an estimated cost of $10.3 million and workover seven existing wells at WCBB during 2004 at an estimated cost of $700,000.

     Beginning in 2004, Gulfport intends to shoot 3-D seismic at East Hackberry Field at a total estimated cost of approximately $4.5 million, of which $2.5 million is expected to be expended in 2004.

     Gulfport leases office space in Oklahoma City, Oklahoma under a lease covering approximately 12,035 square feet. The monthly rent is approximately $18,000. The Company recently entered into an agreement to purchase the office building it occupies. The building contains approximately 24,823 total rentable square feet. Assuming the purchase is consummated, immediately upon the closing the Company will have access to an additional 3,000 square feet with the remaining space to be leased for approximately 12 months by the existing tenant/owner. At the end of the twelve-month period, the Company will either occupy or sub-lease any unused space. The Company is in the process of securing possible financing related to the building purchase. The effect on the Company's liquidity is expected to be minimal, as debt service costs are projected to be covered by the rental income generated.

     The Company intends to use cash flows from operations and the net proceeds from this rights offering to meet its capital expenditure, debt repayment and other financial obligations during 2004.

Commitments  and  Contingencies

Plugging  and  Abandonment  Funds

     In connection with the acquisition of a portion of its interest in the WCBB properties, the Company assumed the seller's obligation to contribute approximately $18,000 per month through March 2004, to a plugging and abandonment trust and the obligation to plug a minimum of 20 wells per year for 20 years commencing March 11, 1997. ChevronTexaco retained a security interest in production from these properties until these abandonment obligations have been fulfilled. Beginning in 2007, the Company can access the trust for use in plugging and abandonment charges associated with the property. As of December 31, 2003, the plugging and abandonment trust totaled approximately $2,749,000, including interest received during 2003 of approximately $14,000. The Company has plugged 132 wells at WCBB since it began its plugging program in 1997 and is current in its funding and plugging obligations.

     In addition, the Company has letters of credit totaling $200,000 secured by certificates of deposit being held for plugging costs in the East Hackberry field. Once specific wells are plugged and abandoned, the $200,000 will be returned to the Company.

Texaco  Global  Settlement

     Pursuant to the terms of a global settlement between ChevronTexaco and the State of Louisiana which includes the State Lease No. 50 portion of Gulfport's East Hackberry Field, Gulfport was obligated to commence drilling a well or other qualifying development operation on certain non-producing acreage in the field prior to March 1998. Because of prevailing market conditions during 1998, the Company believed it was commercially impractical to shoot seismic or commence drilling operations on the subject property. As a result, Gulfport has agreed to surrender approximately 440 non-producing acres in this field to the State of Louisiana. At December 31, 2003, Gulfport was in the process of releasing such acreage to the State of Louisiana.

Accounting  and  Reporting  Changes

SFAS  No.  143

     On January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), which requires the Company to record a liability equal to the fair value of the estimated cost to retire an asset. The asset retirement liability is recorded in the period in which the obligation meets the definition of a liability, which is generally when the asset is placed into service. When the liability is initially recorded, the Company will increase the carrying amount of the related long lived asset by an amount equal to the original liability. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related long-lived asset. Any difference between costs incurred upon settlement of an asset retirement obligation and the recorded liability will be recognized as a gain or loss in the Company's earnings. The asset retirement obligation is based on a number of assumptions requiring professional judgment. The Company cannot predict the type of revisions to these assumptions that will be required in future periods due to the availability of additional information, including prices for oil field services, technological changes, governmental requirements and other factors. Upon adoption of SFAS No. 143, the Company recorded a net benefit of $270,000 as the cumulative effect of a change in accounting principle. The non-cash transition adjustment increased oil and natural gas properties and asset retirement obligations by $7,590,000 and $7,370,000, respectively, and decreased accumulated depreciation by $50,000.

     The asset retirement obligation recognized by the Company at December 31, 2003, relates to the estimated costs to dismantle and abandon its investment in producing oil and gas properties and the related facilities. Of the total asset retirement liability, $480,000 that has been classified as short-term is the estimated portion of the total liability to be settled during the next year as the Company meets its plugging and abandonment requirements as discussed in Note 8.

     The pro forma asset retirement obligation as of December 31, 2002, was $7,370,000. Pro forma net income for the period December 31, 2002, assuming SFAS No. 143 had been applied retroactively, is shown in the following table:

                                                             December 31, 2002
                                                             -----------------
     Net  income  available  to  common  stockholders  -
          As  reported                                       $      (625,000)
          Pro  forma                                                (340,000)

Net  income  per  common  share  -
          As  reported,  basic                               $         (0.06)
          Pro  forma,  basic                                           (0.03)
          As  reported,  diluted                                       (0.06)
          Pro  forma,  diluted                                         (0.03)

SFAS  No.  150

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or as an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has recorded a liability related to the Series A preferred stock of $12,071,000. Previously, the Series A preferred stock had been classified on the balance sheet between total liabilities and equity. This amount represents the 12,071 preferred shares issued and outstanding as of December 31, 2003, at the redemption and liquidation value of $1,000 per share. In the opinion of management, the $1,000 per share redemption and liquidation value approximates fair value. The shares are mandatorily redeemable on the fifth anniversary of the first issuance of Series A preferred stock.

                                    BUSINESS

Description  of  Business

     Gulfport is an independent oil and gas exploration and production company with properties located along the Louisiana Gulf Coast. The Company's operations are concentrated in two fields: WCBB and the Hackberry Fields. As of January 1, 2004, the Company had 22 MMBOE of proved reserves with a present value of estimated future net reserves, discounted at 10%, of approximately $210 million and associated standardized measure of discounted future net cash flows of approximately $194 million.

Principal  Oil  and  Gas  Properties

     Gulfport owns interests in a number of producing oil and gas properties located along the Louisiana Gulf Coast. The following table presents certain information as of April 28, 2004 reflecting Gulfport's net interest in its producing oil and gas properties.

                                                                                                Net Proved Reserves
                                                             Non-Producing                         As of 1/1/04
                                                                                                --------------------
  Field                NRI/WI (1)     Producing Wells (2)       Wells           Acreage (3)        Gas       Oil      Total
                                      -------------------------------------------------------
                       Percentages     Gross        Net     Gross     Net      Gross     Net       MBOE      MBOE     MBOE
---------------------------------------------------------------------------------------------------------------------------
West Cote Blanche
  Bay (4)(5)           79.443/100        48        46        288       287    4,590     4,590     1,727     17,195   18,922
E Hackberry            78.7/100          11        11         72        70    3,147     3,147       518      2,627    3,145
W Hackberry            87.5/100           1         1         26        26      592       592         -         43       43
Overrides/Royalty
Non-operated           Various           20         1         21         3    4,956       586        10         18       28
                                         --        --        ---       ---   ------     -----     -----     ------   ------

Total                                    80        59        407       386   13,285     8,915     2,254     19,883   22,137
                                         ==        ==        ===       ===   ======     =====     =====     ======   ======

--------------------

(1)  Net  Revenue  Interest  (NRI)/Working  Interest  (WI)

(2) Additionally, East Hackberry has seven wells that produce intermittently, and WCBB has nine wells that produce intermittently.

(3) All of Gulfport's acreage is developed acreage. All of the oil and gas leases in which Gulfport owns an interest have been perpetuated by production. The operator may surrender the leases at any time by notice to the lessors, or by the cessation of production.

(4) Gulfport has a 100% working interest (79.443% average NRI) from the surface to the base of the 13,900 Sand which is located at 11,320 feet. Below the base of the 13,900 Sand, Gulfport has a 40.40% non-operated working interest (29.95% NRI).

(5) By the time the field is retired, Gulfport will be required to plug and abandon approximately 400 wellbores. In order to meet this obligation, Gulfport has plugged at least twenty wells each year at WCBB since July of 1997 and, through March 2004, invested monthly in a plugging escrow account. The Company has met its funding obligation for the West Cote Blanche Bay Escrow Account. The account has a current balance of approximately $2.7 million.

West  Cote  Blanche  Bay  Field

Location  and  Land

     The WCBB lies approximately five miles off the coast of Louisiana, primarily in St. Mary Parish, in a shallow bay with water depths averaging eight to ten feet. Currently, Gulfport owns a 100% working interest (79.443% average

NRI) and is the operator in the depths above the base of the 13,900 Sand which is located at 11,320 feet. In addition, Gulfport owns a 40.40% non-operated working interest (29.95% NRI) in depths below the base of the 13,900 Sand.
ChevronTexaco is the operator below the base of the 13,900 Sand. Gulfport's leasehold at WCBB covers a portion of Louisiana State Lease 340 and contains 4,590 gross acres.

Area  History  and  Production

     Texaco drilled the discovery well in this field in 1940 based on a seismic and gravitational anomaly. WCBB was subsequently developed on an even 160-acre pattern for much of the remainder of the decade. Developmental drilling continued and reached its peak in the 1970's when over 300 wells were drilled in the field. Of the 875 wells drilled to date, only 80 were dry holes. As a result, the field has a historic success rate of over 90% for all wells drilled. Past successes do not assure similar results going forward. The historical average cumulative gross production for a producer in the field is 237 MBO, with over 100 of those wells (14% of total wells) producing in excess of 500 MBO. As of January 1, 2004, field cumulative gross production was 192 MMBO and 233 BCF of gas.

     Of the 875 wells drilled in WCBB. 48 are currently producing, 268 are shut-in and five are salt water disposal wells. The other 554 wells have been plugged and abandoned. During 2003, Gulfport's net current daily production at WCBB averaged 1,326 MBO, 1,132 MCF of gas and 14,155 barrels of water.

     In 1991, Texaco conducted a 70 square mile 3-D seismic survey with 1,100 shot points per mile that processed out 100 fold. In 1993, an undershoot survey around the crest and production facilities was added. Gulfport owns the rights to the seismic data. In December 1999, Gulfport completed the reprocessing of the seismic data and its technical staff developed prospects from the data. The reprocessed data has enabled Gulfport to identify prospects in areas of the field that would otherwise remain obscure.

     Since Gulfport's acquisition of WCBB in 1997, Gulfport has drilled 37 new wells resulting in 32 producers and six dry holes, for an 83% success rate. In addition, we drilled two sidetrack re-entries, one of which was successful. These drilling projects have produced 1,914 gross MBOE with a total wellbore gross estimated ultimate recovery (EUR) of 5,599 MBOE. Gulfport has also re-completed 36 existing wells resulting in 24 producers and 12 failures for a 67% success rate. These re-completed wells have produced 700 gross MBOE with an estimated gross EUR of 851 MBOE.

Geology

     WCBB overlies one of the largest salt dome structures on the Gulf Coast. The field is characterized by a piercement salt dome, which created traps from the Pleistocene through the Miocene formation. The relative movements affected deposition and created a complex system of fault traps. The compensating fault sets generally trend northwest to southeast and are intersected by sets having a major radial component. Later-stage movement caused extension over the dome and a large graben system (a downthrown area bounded by normal faults) was formed.

     There are over 100 distinct sandstone reservoirs recognized throughout most of the field, and nearly 200 major and minor discrete intervals have been tested. Within the 875 wellbores that have been drilled to date in the field, over 4,000 potential zones have been penetrated. These sands are highly porous and permeable reservoirs primarily with a strong water drive.

     WCBB is a structurally and stratigraphically complex field. All of the proved undeveloped (PUD) locations at WCBB are adjacent to faults and abut at least one fault. Gulfport's PUD drilling program is designed to penetrate each PUD trap with a new wellbore in a structurally optimum position, usually very close to the fault seal. The majority of these wells have been and new wells drilled in connection with our drilling program will be directionally drilled using steering tools and downhole motors. The tolerance for error in getting near the fault is low, so the complex faulting does introduce the risk of crossing the fault before encountering the zone of interest, which could result in part or all of the zone being absent in the borehole. This, in turn, can result in lower than expected or zero reserves for that zone. The new wellbores eliminate the mechanical risk associated with trying to produce the zone from an old existing wellbore, while the wellbore locations are situated so as to more efficiently drain each reservoir. The vast majority of the PUD targets are up-dip offsets to wells that produced from a sub-optimum position within a particular zone. Gulfport's inventory of prospects includes 137 PUD wells. The drilling schedule used in the reserve report anticipates that all of those wells will be drilled by 2011. Gulfport intends to drill 12 wells during 2004.

Facilities

     Gulfport owns and operates a production facility at WCBB. The platform for the production facility stretches over a mile and is equipped with a 50 MMCF capacity dehydrating system and three 140 horsepower triplex saltwater disposal pumps.

Future  Activity

     Gulfport is planning a 12 well drilling program for 2004 to begin in the summer of 2004. The wells are expected to range in depth from approximately 2,500 feet to 9,900 feet; all with multiple production horizon targets. The Company also plans to workover seven existing wells and convert an inactive well to a salt water disposal well during the second quarter of 2004.
East  Hackberry  Field

Location  and  Land

     The East Hackberry Field is located along the western shore of Lake Calcasieu in Cameron Parish, Louisiana approximately 80 miles west of Lafayette and 15 miles inland from the Gulf of Mexico. Gulfport owns a 100% working interest (approximately 79% average NRI) in certain producing oil and gas properties situated in the East Hackberry Field. The interest includes two separate lease blocks, the Erwin Heirs Block which is located on land and the adjacent State Lease 50 Block which is located primarily in the shallow waters of Lake Calcasieu. The two lease blocks together contain 3,147 acres.

Area  History  and  Production

     The East Hackberry field was discovered in 1926 by Gulf Oil Company (now ChevronTexaco Corporation) by a gravitational anomaly survey. The massive shallow salt stock presented an easily recognizable gravity anomaly indicating a productive field. Initial production began in 1927 and has continued to the present. The estimated cumulative oil and condensate production through 2003 was over 111 MBO with casinghead gas production being over 60 BCF of gas. There have been a total of 170 wells drilled on Gulfport's portion of the field. As of December 31, 2003, 11 wells had current daily production, 7 produced intermittently, 72 were shut-in and 4 had been converted to salt water disposal wells. The remaining 76 wells have been plugged and abandoned. During 2003, daily net production averaged 195 barrels of oil with a limited amount of net gas production.

Geology

     The Hackberry Field is a major salt intrusive feature, elliptical in shape as opposed to a classic "dome," divided into East and West field entities by a saddle. Structurally, Gulfport's East Hackberry acreage is located on the eastern end of the Hackberry salt ridge. There are over 30 pay zones at this field. The salt intrusion formed a series of structurally complex and steeply dipping fault blocks in the Lower Miocene and Oligocene age rocks. These fault blocks serve as traps for hydrocarbon accumulation. Gulfport's wells currently produce from perforations found between 5,100 feet and 12,200 feet.

Facilities

     Gulfport has land-based production and processing facilities located at the East Hackberry Field. The facilities are comprised of two dehydrating units and four disposal pumps. Gulfport also has a field office that serves both the East and West Hackberry fields.

     The Gulfport technical staff continues its effort to identify additional drilling, workover and recompletion candidates at East Hackberry. During 2004,

Gulfport intends to shoot 3-D seismic at East Hackberry Field to allow us to undertake drilling at that field. Gulfport intends to image shallow horizons at depths of approximately 5,000 feet to 7,000 feet, and image steeply dipping targets as deep as 15,000 feet.



West  Hackberry  Field

Location  and  Land

     The West Hackberry Field is located on land and is five miles West of Lake Calcasieu in Cameron Parish, Louisiana, approximately 85 miles west of Lafayette and 15 miles inland from the Gulf of Mexico. Gulfport owns a 100% working interest (approximately 87.5% NRI) in 592 acres within the West Hackberry Field.
     Gulfport's leases at West Hackberry are located within two miles of one of the United States Department of Energy's Strategic Petroleum Reserves. This West Hackberry storage facility occupies 525 acres and has capacity to store 222 MBO in underground salt caverns.
Area  History  and  Production

     The first discovery well at West Hackberry was drilled in 1938 and the field was developed by Superior Oil Company (now Exxon-Mobil Corporation) between 1938 and 1988. The estimated cumulative oil and condensate production through 2003 was 170 MBO and 120 BCF of gas. There have been 36 wells drilled to date on Gulfport's portion of West Hackberry. Currently, one is producing, 26 are shut-in and one has been converted to a saltwater disposal well. The remaining eight wells have been plugged and abandoned. During 2003, daily net production averaged 18 barrels of oil and a limited amount of gas.

Geology

     Structurally, Gulfport's West Hackberry acreage is located on the western end of the Hackberry salt ridge. There are over 30 pay zones at this field. West Hackberry consists of a series of fault-bounded traps in the Oligocene-age Vincent and Keough sands associated with the Hackberry Salt Ridge. Recoveries from these thick, porous, water-drive reservoirs have resulted in per well cumulative production of almost 700 BOE.
Facilities

     Gulfport has land-based production and processing facilities located at the West Hackberry field. Gulfport has two dehydrating units and one disposal pump. Gulfport maintains a field office that serves both the East and West Hackberry fields.

Additional  Properties

     In addition to its interests in WCBB, East Hackberry and West Hackberry, Gulfport owns working interests and overriding royalty interest in various fields as described in the following table:

                                 Acreage           Overriding                         Non-Producing
   Field          Parish     Working Interest   Royalty Interests   Producing Wells        Wells
---------------------------------------------------------------------------------------------------
Bayou  Long       Iberia          3.125%                0%                 1                 0
Bayou  Penchant   Terrebonne      3.125%             10.0%                 8                 9
Bayou  Pigeon     Iberia          6.250%                0%                 6                 6
Deer  Island      Terrebonne      6.250%                0%                 3                 3
Golden  Meadow    Lafourche       3.125%                0%                 0                 1
Napoleonville     Assumption     10.000%              2.5%                 3                 0

Other  Interests

Litigation  Trust

     Gulfport owns a 12% interest in the Trust (the "Litigation Trust") that was established in WRT's bankruptcy to pursue litigation connected with WRT. The Litigation Trust filed approximately 400 preference actions and several substantive actions alleging fraud, malpractice and other wrongdoings. At this time, Gulfport cannot estimate what the potential future recovery from the litigation will be. See additional discussion regarding the Litigation Trust in the footnotes to the Company's financial statements included elsewhere in this prospectus.

Oil  and  Gas  Marketing

     Gulfport sells its oil to Shell Trading Company ("Shell"). Shell takes custody of the oil at the barge inlet. Gulfport has entered into fixed price contracts for the first barrels of production in a day with the remainder being sold in accordance with posted price for West Texas/New Mexico Intermediate crude plus Platt's trade month average P+ value, plus or minus the Platt's
WII/LLS  differential  less  $0.83  per  barrel  for  transportation.  Customers

     Gulfport sold all of its oil production to Shell Trading Company and all of its gas production to ChevronTexaco. During 2002, approximately 87% of
Gulfport's  revenues  from  oil  and  gas  sales  were  attributable  to  Shell.

Competition  and  Markets

Availability  of  Markets

     The availability of a ready market for any oil and/or gas produced by Gulfport depends on numerous factors beyond the control of management, including but not limited to, the extent of domestic production and imports of oil, the proximity and capacity of gas pipelines, the availability of skilled labor, materials and equipment, the effect of state and federal regulation of oil and gas production and federal regulation of gas sold in interstate commerce. Oil and gas produced by Gulfport in Louisiana is sold to various purchasers who service the areas where Gulfport's wells are located. Gulfport's wells are not subject to any agreements that would prevent Gulfport from either selling its production on the spot market or committing such gas to a long-term contract; however, there can be no assurance that Gulfport will continue to have ready access to suitable markets for its future oil and gas production.

Impact  of  Energy  Price  Changes

     Oil and gas prices can be extremely volatile and are subject to substantial seasonal, political and other fluctuations. The prices at which oil and gas produced by Gulfport may be sold is uncertain and it is possible that under some market conditions the production and sale of oil and gas from some or all of its properties may not be economical. The availability of a ready market for oil and gas and the prices obtained for such oil and gas, depend upon numerous factors beyond the control of Gulfport, including competition from other oil and gas suppliers and national and international economic and political developments. Because of all of the factors influencing the price of oil and gas, it is impossible to accurately predict future prices.

Regulation

Regulation  of  Gas  and  Oil  Production

     Gas and oil operations are subject to various types of regulation by state and federal agencies. Legislation affecting the gas and oil industry is under constant review for amendment or expansion. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations binding on the gas and oil industry and its individual members, some of which carry substantial penalties for failure to comply. The regulatory burden on the gas and oil industry increases the Company's cost of doing business and, consequently, affects its profitability.

     Gulfport owns interests in a number of producing oil and gas properties located along the Louisiana Gulf Coast. The state of Louisiana regulates the production and sale of natural gas and crude oil, including requirements for obtaining drilling permits, the method of developing new fields, the spacing and operation of wells. In addition, regulations governing conservation matters aimed at preventing the waste of gas and oil resources could affect the rate of production and may include maximum daily production allowables for wells on a market demand or conservation basis.

Oil  Price  Controls

     Sales of crude oil, condensate and gas liquids by the Company are not regulated and are made at market prices.

Environmental  Regulation

     The Company's natural gas and oil exploration, development and production operations are subject to stringent federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies, such as the U.S. Environmental Protection Agency (EPA), issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit construction or drilling activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, require remedial action to prevent pollution from former operations, such as plugging abandoned wells or closing pits, and impose substantial liabilities for pollution resulting from the Company's operations. The regulatory burden on the natural gas and oil industry increases the cost of doing business and consequently affects profitability. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, storage, transport, disposal or cleanup requirements could materially adversely affect the Company's operations and financial position, as well as the gas and oil industry in general. Management believes that the Company is in substantial compliance with current applicable environmental laws and regulations and the Company has not experienced any material adverse effect from compliance with these environmental requirements; this trend, however, may not continue in the future.

     The Comprehensive Environmental Response, Compensation and Liability Act, as amended, also known as CERCLA or Superfund, and comparable state laws impose liability without regard to fault or the legality of the original conduct on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants into the environment.

     The Resource Conservation and Recovery Act (RCRA), as amended, generally does not regulate most wastes generated by the exploration and production of natural gas and oil. RCRA specifically excludes from the definition of hazardous waste "drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy." However, these wastes may be regulated by the EPA or state agencies as solid waste. Moreover, ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes and waste compressor oils, may be regulated as hazardous waste. Although the costs of managing solid and hazardous waste may be significant, the Company does not expect to experience more burdensome costs than similarly situated companies involved in natural gas and oil exploration and production.

     The Company currently owns or leases, and has in the past owned or leased, numerous properties that for many years have been used for the exploration and production of gas and oil. Although the Company has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by the Company or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under the Company's control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under such laws the Company could be required to remove or remediate previously disposed wastes or property contamination, or to perform remedial plugging or pit closure operations to prevent future contamination.

     The Federal Water Pollution Control Act of 1972, as amended, also known as the Clean Water Act, and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants, including produced waters and other gas and oil wastes, into state waters or waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. These proscriptions also prohibit certain activity in wetlands unless authorized by a permit issued by the U.S. Army Corps of Engineers. The EPA has also adopted regulations requiring certain gas and oil exploration and production facilities to obtain permits for storm water discharges. Costs may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans. The Company's management believes that the Company has obtained or applied for all permits required under the Clean Water Act. Sanctions for failure to comply with Clean Water Act requirement include administrative, civil and criminal penalties, as well as injunctive relief.

     The Clean Air Act (CAA), as amended, restricts the emission of air pollutants from many sources, including natural gas and oil operations. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, more stringent regulations governing emissions of toxic air pollutants are being developed by the EPA, and may increase the costs of compliance for some facilities. The Company's management believes that the Company is in substantial compliance with all air emissions regulations and that the Company has or has applied for all necessary permits for its operations.

Operational  Hazards  and  Insurance

     Gulfport's operations are subject to all of the risks normally incident to the production of oil and gas, including blowouts, cratering, pipe failure, casing collapse, oil spills and fires, each of which could result in severe damage to or destruction of oil and gas wells, production facilities or other property, or injury to persons. The energy business is also subject to environmental hazards, such as oil spills, gas leaks, and ruptures and discharge of toxic substances or gases that could expose Gulfport to substantial liability due to pollution and other environmental damage. Although Gulfport maintains insurance coverage considered to be customary in the industry for a company its size, it is not fully insured against certain of these risks, either because such insurance is not available or because of high premium costs. The occurrence of a significant event that is not fully insured against could have a material adverse effect on Gulfport's financial position.

Headquarters  and  Other  Facilities

     Gulfport leases office space in Oklahoma City, Oklahoma under a lease covering approximately 12,035 square feet. The monthly rent is approximately
$18,000. Gulfport has recently entered into an agreement to purchase the building. See "Management Discussion and Analysis of Financial Condition and Results of Operations-Capital Expenditures, Capital Resources and Liquidity" for additional information regarding the proposed purchase.

     In 1996, Gulfport purchased a building in Lafayette, Louisiana to be used as Gulfport's Louisiana headquarters. The 16 year-old building contains 12,480 total square feet with 6,180 square feet of finished office area and 6,300 square feet of clear span warehouse area. This building allows Gulfport to provide office space for Louisiana personnel, have access to meeting space close to the fields and maintain a corporate presence in Louisiana.

Employees

     At December 31, 2003, Gulfport had 25 employees. A Louisiana well servicing company serves as contract operator of the fields and provides all necessary field personnel.

Oil  &  Gas  Reserves

     The oil and gas reserve information set forth below represents estimates as prepared by the independent engineering firm of Netherland, Sewell & Associates, Inc. Reserve engineering is a subjective process of estimating volumes of economically recoverable oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil and gas that are ultimately recovered. Estimates of economically recoverable oil and gas and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices, and future production rates and costs.

     The following table sets forth estimates of the proved oil and gas reserves of Gulfport at January 1, 2004, as estimated by Netherland, Sewell & Associates, an independent engineering firm.

                                                   JANUARY 1, 2004
                                                   ---------------
Proved Reserves                       Developed     Undeveloped        Total
                                      ---------     -----------        -----
Oil (MBBLS)                                1,790          18,093          19,883

Gas (MMCF)                                 1,257          12,267          13,524

MBOE                                       1,999          20,138          22,137

Year-end  present  value of
  estimated  future  net
  revenue,.discounted
  at 10% (Pre-tax)                   $ 25,350,000   $ 184,188,000   $ 209,538,000

     Total proved reserves decreased to 22,137 MBOE at January 1, 2004 from 26,090 at January 1, 2003. This decrease in reserves is mainly attributable to normal production declines and engineering revisions.

     The estimated future net revenues set forth above were determined by using reserve quantities of proved reserves and the periods in which they are expected to be developed and produced based on economic conditions prevailing at January 1, 2004. The estimated future production is priced at December 31, 2003 without escalation using $32.52 per BBL and $6.19 per MCF, adjusted by lease for transportation fees and regional price differentials.

     In compliance with federal law, Gulfport files annual reports with the Energy Information Agency of the U.S. Department of Energy with respect to its production of oil and gas during each calendar year and its estimated oil and gas reserves at the end of each year. The reserves reported in Gulfport's filing to the U.S. Department of Energy do not differ more than five percent from those disclosed in this prospectus.

Production,  Prices,  and  Production  Costs

     The following is a table of Gulfport's average prices received and production volumes during the periods indicated:

                                                    2003          2002            2001
                                                ------------  ------------   -------------
     Production  Volumes:
     Oil (MBBLS)                                     571           464               595
     Gas (MMCF)                                      123           103                71
     Oil Equivalents (MBOE)                          592           481               607

     Average  Prices:
     Oil  (per  BBL)                            $  27.66 (1)  $  24.69 (2)      $  25.50
     Gas  (per  MCF)                            $   4.04      $   3.66          $   4.20
     Oil  Equivalents  (per  MBOE)              $  26.70      $  24.59          $  25.48
     Average Production Costs (per BOE)         $   9.93 (3)  $  10.65 (3)      $   7.85
     Average Production Taxes (per BOE)         $   3.17      $   2.81          $   2.88

--------------------------------------
     (1)  Includes  fixed  contract  prices  of

                         January  2003          $  28.50
                         February  2003         $  28.34
                         March  2003            $  27.95
                         April  2003            $  27.08
                         May  2003              $  26.95
                         June  2003             $  24.27
                         July  2003             $  24.33
                         August  2003           $  24.42
                         September  2003        $  24.45
                         October  2003          $  24.45
                         November  2003         $  24.25
                         December  2003         $  24.10

          Excluding the effect of the fixed price contracts, the average oil price for 2003 would have been $32.38 per BBL and $32.08 per BBL oil equivalent price.

     (2) Includes fixed contract prices of $26.50 for the months May through October 2002 and $25.90 for November and December

     (3)  Does  not  include  production  taxes.

Drilling  and  Recompletion  Activities

     The following table contains data with respect to certain of Gulfport's field operations during the years ended December 31, 2003, 2002 and 2001.

                                               2003                   2002                   2001
                                           -------------          -------------          -------------
                                           Gross     Net          Gross     Net          Gross     Net
                                           -----     ---          -----     ---          -----     ---
          Recompletions, Sidetracks
          and  Deepenings:
          Oil                                8        8              4       4             6         6
          Gas                                0        0              0       0             0         0
          Non-Productive                     1        1              0       0             0         0
                                           --------------          -------------         ---------------
          TOTAL:                             9        9              4       4             6         6
                                           ==============          =============         ===============

          Exploratory - non-productive       0        0              1       1             0         0
                                           ==============          =============         ===============

          Development  Wells:
          Oil                                7        7              8       8             7          7
          Gas                                0        0              0       0             0          0
          Non-Productive                     1        1              1       1             0          0
                                           --------------          -------------         ---------------
          TOTAL:                             8        8              9       9             7          7
                                           ==============          =============         ===============

Title  to  Oil  and  Gas  Properties

     It is customary in the oil and gas industry to make only a cursory review of title to undeveloped oil and gas leases at the time they are acquired and to obtain more extensive title examinations when acquiring producing properties. In future acquisitions, Gulfport will conduct title examinations on material portions of such properties in a manner generally consistent with industry practice. Certain of Gulfport's oil and gas properties may be subject to title defects, encumbrances, easements, servitudes or other restrictions, none of which, in management's opinion, will in the aggregate materially restrict Gulfport's operations.

                                   MANAGEMENT

The  officers  and  directors  of  Gulfport  are  as  follows:

          Name                       Age            Position
-------------------------            ---  --------------------------------------
Mike  Liddell                        50   Chairman of the Board, Chief Executive
                                            Officer,  President  and  Director
Michael  G.  Moore                   47    Vice President  and  Chief  Financial
                                            Officer
Lisa  Holbrook                       33    Vice President,  General  Counsel and
                                             Secretary
*Robert  E.  Brooks                  57    Director
*David  L.  Houston                  51    Director
Mickey  Liddell                      42    Director
*Dan  Noles                          56    Director

*Members  of  Gulfport's  Audit  Committee.

     Mike Liddell has served as a director of Gulfport since July 11, 1997, as Chief Executive Officer since April 28, 1998 and as Chairman of the Board since July 28, 1998. Mr. Liddell has served as President of Gulfport since July 2000. In addition, Mr. Liddell served as Chief Executive Officer of DLB from October 1994 to April 28, 1998, and as a director of DLB from 1991 through April 1998. From 1991 to 1994, Mr. Liddell was President of DLB. From 1979 to 1991, he was President and Chief Executive Officer of DLB Energy. He received a B.S. degree in education from Oklahoma State University. He is the brother of Mickey Liddell and brother in law of Dan Noles.

     Michael G. Moore has served as Vice President and Chief Financial Officer since July 2000. From May 1998 through July 2000, Mr. Moore served as Vice President and Chief Financial Officer of Indian Oil Company. From September 1995 through May 1998, Mr. Moore served as Controller of DLB Oil & Gas, Inc. Prior to that, Mr. Moore served as Controller of LEDCO, Inc., a Houston based gas marketing company. Mr. Moore received his B.B.A degree in finance from the University of Central Oklahoma in 1982 and in 1987 also completed his M.B.A. from the University of Central Oklahoma.

     Lisa Holbrook has served as Vice President and Secretary of Gulfport since November 5, 1999, and as General Counsel since April 28, 1998. In addition, Ms. Holbrook served as Assistant General Counsel of DLB until April 1998. In 1996, Ms. Holbrook received her J.D. from Oklahoma City University Law School where she graduated with highest distinction.

     Robert E. Brooks has served as a director of Gulfport since July 11, 1997. Mr. Brooks is currently president of Delphi Oil & Gas, Inc. From 1997 to 2002, Mr. Brooks was a partner with Brooks Greenblatt, a commercial finance company located in Baton Rouge, Louisiana that was formed by Mr. Brooks in July 1997.
Mr. Brooks is a Certified Public Accountant and was Senior Vice President in charge of Asset Finance and Managed Assets for Bank One, Louisiana between 1993 and July 1997. He received his B.S. degree from Purdue University in mechanical engineering in 1969. He obtained graduate degrees in finance and accounting from the Graduate School of Business at the University of Chicago in 1974. David Houston has served as a director of Gulfport since July 1998. Since 1991, Mr. Houston has been the principal of Houston & Associates, a firm that offers life and disability insurance, compensation and benefits plans and estate planning. Prior to 1991, he was President and Chief Executive Officer of Equity Bank for Savings, F.A., a $600 million, Oklahoma-based savings bank. He currently serves on the board of directors and executive committee of Deaconess Hospital, Oklahoma City, Oklahoma, and is the former chair of the Oklahoma State Ethics Commission and the Oklahoma League of Savings Institutions. He received a Bachelor of Science degree in business from Oklahoma State University and a graduate degree in banking from Louisiana State University.

     Mickey Liddell has served as a director of the Company since January 1999. Since 2001, Mr. Liddell has been the President of Berlanti-Liddell Entertainment, LLC, a television and motion picture production company. From

2000 through 2001, Mr. Liddell served as President of Entertainment Services, LLC. From 1994 through 1999, Mr. Liddell served as President of Banner Entertainment, LLC. Both Banner Entertainment LLC and Mr. Liddell filed for bankruptcy in 1999. Mr. Liddell received a Bachelor of Arts from the University of Oklahoma in Communications in 1984 and a graduate degree from Parson School of Design in New York, New York in 1987. He is the brother of Mike Liddell and brother-in-law of Dan Noles.

     Dan Noles has served as a director of the Company since January 2000. Mr. Noles is the President of Dan Noles Construction LLC. Prior to that he served as the President of Atoka Management Company, an oilfield equipment company. Mr. Noles received his Bachelor degree in Finance from the University of Oklahoma in 1970. Mr. Noles is the brother-in-law of Mike Liddell and Mickey Liddell.
Executive  Compensation

     The following table sets forth the compensation information earned during 2003, 2002 and 2001 by the Chief Executive Officer and by the two other most highly compensated executive officers of the Company whose annual salary and bonus exceeded $100,000 (the "named executives"), in all capacities in which they served during that period.

                                               Annual Compensation (1)      All Other
                                               -----------------------
Name and Principal Position     Year              Salary     Bonus       Compensation (2)
---------------------------     ----              ------     -----       ----------------
Mike Liddell                    2003             $218,566   $24,000          $19,500
  Chief Executive Officer       2002              200,000    24,000           19,142
                                2001              200,000    16,667           17,516

Michael Moore                   2003              105,000    13,800           $7,128
  Vice President &              2002              105,000    23,800            8,094
  Chief Financial Officer       2001              105,000    12,600            6,623

Lisa Holbrook                   2003              105,000   $13,800           $7,128
  Vice President &              2002              103,750    23,650            7,983
  General Counsel               2001               90,000    10,800            5,448
-------------------------

(1) Amounts shown include cash and non-cash compensation earned and received by the named executives as well as amounts earned but deferred at their election. The Company provides various perquisites to certain employees, including the named executives. In each case, the aggregate value of the perquisite provided to the named executives did not exceed 10% of such named executive's total annual salary and bonus.

(2) Amounts for Mike Liddell include the Company's matching 401(k) plan contributions of $12,000, $13,717 and $10,291 during 2003, 2002 and 2001 respectively and life insurance premium payments of $7,500, $5,425 and $7,225 during 2003, 2002 and 2001 respectively. Amounts for Michael Moore and Lisa Holbrook represent the Company's matching 401(k) plan contributions during each of the indicated years.

Stock  Options

     No  options  were  granted  to  the  named executives or directors in 2003.

     The following table sets forth the number of unexercised options held by named executives as of December 31, 2003. No options were exercised by named executives in 2001, 2002 or 2003.

                                Number  of  Securities
                                Underlying  Unexercised            Value  of  Unexercised  In
                               Options at Fiscal Year End          the Money Options Year End
                             -------------------------------      ------------------------------
      Name                   Exercisable      Un-exercisable      Exercisable      Unexercisable
                             -----------      --------------      -----------      -------------
Mike Liddell (1)               457,270                  -            $411,543                -
Lisa Holbrook (1)               10,000                  -               9,000                -
Mike Moore (1)                  10,000                  -               9,000                -
---------------------------

(1) These options were exercisable at $2.00 per share. The Company's common stock closed at $2.90 on December 31, 2003 as reported by the NASD OTC Bulletin Board.

Employment  Agreements

     In June 2003, the Company renewed a five year employment agreement with its Chief Executive Officer, Mike Liddell. The employment agreement terminates on June 1, 2009. The employment agreement provides an annual base salary of $200,000 adjusted for cost of living increases. The employment agreement contains a change of control provision which guarantees Mr. Liddell one-year salary upon the occurrence of a change of control in the Company.

Liability  of  Directors  and  Officers  and  Indemnification

     As permitted by the DGCL, the Company's Certificate of Incorporation eliminates in certain circumstances the monetary liability of the directors for a breach of their fiduciary duty. These provisions do not eliminate liability of the directors for (i) a breach of the director's duty of loyalty to the Company or its Stockholders, (ii) acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) liability arising under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (iv) any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate the liability of a director for violations of the Federal securities laws, nor do they limit the rights of the Company or its Stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

     The Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. The Bylaws and the DGCL, further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Certificate of Incorporation, the Bylaws, any agreement, vote of Stockholders or disinterested directors or otherwise.

Securities  Authorized  for  Issuance  under  Equity  Compensation  Plans

     The following table sets forth certain information, as of December 31, 2003, with respect to all compensation plans previously approved by the Company's security holders, as well as compensation plans not previously approved by the Company's security holders.

                                                                                 Number of Securities
                                                                                  Remaining Available
                                                                                  For Future Issuance
                              Number of Securities                                    Under Equity
                                To be Issued Upon         Weighted Average        Compensation Plans
                            Exercise of Outstanding      Exercise Price of       (Excluding Securities
                             Options, Warrants and      Outstanding Options,     Reflected in Far Left
                                    Rights              Warrants and Rights             Column)
                            -----------------------     --------------------     ---------------------

Equity  compensation  plans
  approved  by  security
  holders                            627,337                    $2.00                    255,663
 ----          --------
Equity  compensation  plans
  not  approved  by
  security  holders                       --                       --                         --
                                     -------                    -----                    -------

Total                                627,337                    $2.00                    255,663
                                     =======                    =====                    =======

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 28, 2004, without giving effect to this rights offering, by (i) each director, (ii) each named executive officer,
(iii) each person known or believed by the Company to own beneficially five percent or more of our common stock, and (iv) all directors and executive officers as a group.

                                                       Beneficial Ownership
                                                       --------------------
   Name and Address of Beneficial Owner (1)          Shares     Percentage (2)
---------------------------------------------        ------     --------------
Charles E. Davidson (3)
411 West Putnam Avenue
Greenwich, CT 06830                               8,177,595           67.2%

Peter M. Faulkner (4)
767 Third Avenue, Fifth Floor
New York, NY 10017                                  602,565            5.9%

Mike  Liddell  (5)                                1,169,416           11.0%

Robert Brooks (6)                                    20,000               *

David Houston (7)                                    20,000               *

Mickey Liddell (8)                                   20,000               *

Dan Noles (9)                                        20,000               *

Lisa Holbrook (10)                                   10,000               *

Michael G. Moore (11)                                10,000               *

All  directors  and  executive
  officers  as  a  group
  (7 individuals)                                  1,269,416          12.5%
-----------------------------

*     Less  than  one  percent

(1) Unless otherwise indicated, each person or group has sole voting and sole dispositive power with respect to all listed shares. The address of the Company's directors and executive officers is 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.

(2) Beneficial ownership is determined in accordance with the SEC's rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of the Record Date, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 10,146,566 shares of common stock outstanding as of April 28, 2004.

(3) Includes 3,574,722 shares of our common stock held by CD Holding, L.L.C. and 784,273 shares of our common stock held in an IRA for Mr. Davidson. Mr. Davidson is the sole member of CD Holding, L.L.C. Mr. Davidson is the Chairman and controlling member of Wexford Management, L.L.C. In addition, the amount includes 1,795,860 shares of common stock owned by the following investment funds (the "Wexford Entities") that are affiliated with Wexford
     Management: Wexford Special Situations 1996, L.P.; Wexford Special Situations 1996 Institutional, L.P.; Wexford Special Situations 1996,

     Limited; Wexford-Euris Special Situations 1996, L.P.; Wexford Spectrum Investors, L.L.C.; Wexford Capital Partners II, L.P.; Wexford Overseas Partners I, L.P. Includes 2,022,740 shares of common stock issuable upon the exercise of warrants that are currently exercisable owned by the following investment funds that are affiliated with Wexford Management:
     Wexford Special Situations 1996, Limited; Wexford-Euris Special Situations 1996, L.P.; Wexford Spectrum Investors, L.L.C.; Wexford Capital Partners II, L.P.; Wexford Overseas Partners I, L.P. Mr. Davidson disclaims beneficial ownership of the 1,795,860 shares of our common stock and warrants to purchase 2,022,740 shares of our common stock owned by the Wexford Entities.

(4) Represents shares of our common stock owned by Rumpere Capital Trading Partners, Ltd. and PMF Partners, LLC.

(5) Includes 712,146 shares of our common stock held of record by Liddell Investments, L.L.C. Mr. Liddell is the sole member of Liddell Investments, L.L.C. Also includes 457,270 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 28, 2004.

(6) Represents 20,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 28, 2004.

(7) Represents 20,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 28, 2004.

(8) Represents 20,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 28, 2004.

(9) Represents 20,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 28, 2004.

(10) Represents 10,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 28, 2004.

(11) Represents 10,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 28, 2004.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management  Services

     The Company's personnel help manage oil and gas and oil and gas related assets owned by affiliates of its largest stockholder. The Company is reimbursed an amount equal to the pro rata share of time its employees spend performing such services and overhead. In 2003, the amount billed by the Company for such services and overhead totaled approximately $764,000, of which $379,000 remained outstanding as of December 31, 2003.

Issuance  of  Series  A  Preferred  Stock

     In March 2002, the Company commenced a private placement offering of 10,000 units. Each unit consisted of (i) one share of Cumulative Preferred Stock, Series A, of the Company and (ii) a warrant to purchase up to 250 shares of common stock, par value $0.01 per share, of the Company. Gulfport Funding, LLC and several of its affiliates purchased an aggregate of 6,000.98 units in that offering. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Capital Resources - Issuance of Equity" for additional information.

Backstop  Agreement

     Pursuant to an agreement between us and CD Holding, L.L.C., dated April 14, 2004, CD Holding agreed, subject to certain conditions, to back-stop this rights offering by purchasing all of the shares of our common stock that are not otherwise subscribed for by the other holders of subscription rights under their basic subscription privileges and over-subscription privileges. In return for its agreement to backstop this rights offering, CD Holding will receive a commitment fee equal to 2% of the gross proceeds of this rights offering, which, at the option of CD Holding, may be applied to the subscription price payable upon exercise of the rights issued to it in this rights offering.

Credit  Agreement

     In connection with this rights offering, on April 30, 2004, the Company entered into a $3.0 million revolving credit facility with CD Holding, L.L.C., a principal stockholder of the Company. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Capital Resources - Credit Facilities" for additional information regarding this credit facility.

                            DESCRIPTION OF SECURITIES

     The following summary description of the Company's capital stock is qualified in its entirety by reference to the Company's Certificate of Incorporation and Bylaws, each of which is filed as an exhibit to the Registration Statement.

Common  Stock

     The Company is currently authorized to issue up to 20,000,000 shares of common stock, par value $.01 per share, of which there were 10,146,566 shares outstanding as of April 28, 2004. Holders of our common stock are entitled to cast one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of our common stock are entitled to receive ratably dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. There are no redemption or sinking fund provisions that are applicable to our common stock. Subject only to the requirements of the DGCL, the Board of Directors may issue shares of our common stock without stockholder approval, at any time and from time to time, to such persons and for such consideration as the Board of Directors deems appropriate. Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully paid, and nonassessable.

Preferred  Stock

     The Company is authorized to issue up to 5,000,000 shares of Preferred Stock, par value $.01 per share, of which there were 12,533.58 shares outstanding as of March 31, 2004. Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding, and, subject to certain limitations of the Certificate of Incorporation and the DGCL, the Board of Directors may fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of each such series of Preferred Stock.

     The issuance of any such Preferred Stock could adversely affect the rights of the holders of our common stock and therefore, reduce the value of the common stock. The ability of the Board of Directors to issue Preferred Stock could discourage, delay, or prevent a takeover of the Company. See "Risk Factors."

Series  A  Preferred  Stock

     The Company has designated 30,000 shares of its Preferred Stock as Cumulative Preferred Stock, Series A and had 12,533.58 shares of our Series A preferred stock outstanding as of March 31, 2004. Holders of the Series A preferred stock are entitled to receive dividends at the rate of 12% of the liquidation preference per annum payable quarterly in cash or, at the option of the Company for all quarters ending on or prior to March 31, 2004, payable in whole or in part in additional shares of Series A preferred stock at the rate of 15% of the liquidation preference per annum. For all quarters after March 31, 2004, dividends are payable in cash. However, the Board of Directors of the Company has approved and the Company has received the consent of holders of the requisite number of shares of Series A preferred stock to amend the Company's Certificate of Designation with respect to the Series A preferred stock to give the Company the ability to pay dividends on the Series A preferred stock with additional shares of Series A preferred stock after March 31, 2004 for so long as such shares remain outstanding and prior to the mandatory redemption date.

     The Series A preferred stock may be redeemed at any time for an amount per share equal to $1,000 and all accrued and unpaid dividends thereon, whether or not declared or payable. All then outstanding shares of Series A preferred stock will be redeemed on March 29, 2007 for an amount per share equal to $1,000 and all accrued and unpaid dividends thereon, whether or not declared or payable. Upon a liquidation of the Company, whether voluntary or mandatory, the shares of Series A preferred stock will rank prior to the shares of our common stock. Consequently, holders of Series A preferred stock will receive distributions in an amount per share equal to $1,000 and all accrued and unpaid dividends thereon, whether or not declared or payable, before holders of our common stock will receive any distribution.

     The affirmative vote of at least two thirds of the votes entitled to be cast by holders of the Series A preferred stock is necessary for any amendment to the certificate of incorporation which (1) adversely affects the rights and privileges of the Series A preferred stock or (2) creates or authorizes an increase in any shares ranking senior to the Series A preferred stock or securities convertible into the foregoing. The Series A preferred stock cannot be sold or transferred by its holders, subject to certain exceptions.

Transfer  Agent  and  Registrar

     The  transfer  agent  and  registrar for our common stock is UMB Bank, N.A.

                          CERTAIN UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

     The following discussion is a summary of certain federal income tax consequences of this rights offering to holders of our common stock that hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons and does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders of preferred stock or warrants, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

     We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of this rights offering or the related share issuance. The following summary does not address the tax consequences of this rights offering or the related share issuance under foreign, state, or local tax laws. Accordingly, each holder of common stock should consult its Tax Advisor with respect to the particular tax consequences of this rights offering or the related share issuance to such holder.

     For U.S. federal income tax purposes, neither the receipt nor the exercise of the subscription rights should result in taxable income to you. Moreover, you should not realize a loss if you do not exercise the subscription rights. The holding period for a share acquired upon exercise of a subscription right begins with the date of exercise. The basis for determining gain or loss upon the sale of a share acquired upon the exercise of a subscription right will be equal to the sum of:

     -    the  subscription  price  per  share;

     - any servicing fee charged to you by your broker, bank or trust company; and

     -    the  basis,  if  any,  in  the subscription rights that you exercised.

     A gain or loss recognized upon a sale of a share acquired upon the exercise of a subscription right should be a capital gain or loss assuming the share is held as a capital asset at the time of sale. This gain or loss will be a long-term capital gain or loss if the share has been held at the time of sale for more than one year.

     As noted above, your basis in a share issued under the subscription rights offer includes your basis in the subscription rights underlying that share. If the aggregate fair market value of the subscription rights at the time they are distributed is less than 15% of the aggregate fair market value of our common stock at such time, the basis of the subscription rights issued to you will be zero unless you elect to allocate a portion of your basis of previously owned common stock to the subscription rights issued to you in this rights offering. If the aggregate fair market value of the subscription rights at the time they are distributed is 15% or more of the aggregate fair market value of our common stock at such time, or if you elect to allocate a portion of your basis of previously owned common stock to the subscription rights issued to you in this offering, then your basis in previously owned common stock will be allocated between such common stock and the subscription rights based upon the relative fair market value of such common stock and the subscription rights as of the date of the distribution of the subscription rights. Thus, if such an allocation is made and the rights are later exercised, the basis in the common stock you originally owned will be reduced by an amount equal to the basis allocated to the subscription rights. An election must be made in a statement attached to your federal income tax return for the year in which the subscription rights are distributed. If the subscription rights expire without exercise, you will realize no loss and no portion of your basis in the common stock will be allocated to the unexercised subscription rights.

     If you sell, exchange or otherwise dispose of subscription rights received in the rights offering prior to the expiration date, you should recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received, and (ii) your tax basis (if any) in the subscription rights disposed of. Any such capital gain or loss will be long-term capital gain or loss if your holding period for the subscription rights exceeds one year at the time of disposition. Your holding period for the subscription rights received in the rights offering will include your holding period for the common stock with respect to which the rights were received.

                                  LEGAL MATTERS

     The validity of the subscription rights and the shares of common stock offered pursuant to this rights offering will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP.

                                    EXPERTS

     Our consolidated financial statements of as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 appearing in this prospectus and registration statement have been audited by Hogan & Slovacek, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file information statements and annual, quarterly and special reports with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's public reference room in Washington, D.C. located at 450 Fifth Street N.W., Washington, D.C. 20549. You may also call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Securities and Exchange Commission maintains a web site that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including us. Our Securities and Exchange Commission filings are also available to you free of charge at the Securities and Exchange Commission's web site at www.sec.gov.

     This prospectus is part of a registration statement on Form SB-2 we have filed with the Securities and Exchange Commission under the Securities Act of 1933.

     You may request a copy of our filings, at no cost, by writing or telephoning us at:

                          Gulfport Energy Corporation
                        14313 North May Avenue, Suite 100
                          Oklahoma City, Oklahoma 73134
                                 (405) 848-8807

                          INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

Independent  Auditors'  Report                                               F-2

Balance  Sheet,  December 31, 2003                                           F-3

Statements  of  Operations, Years Ended December 31, 2003 and 2002           F-4

Statements  of  Common  Stockholders'  Equity,  Years  Ended  December
  31,  2003  and 2002                                                        F-5

Statements  of  Cash Flows, Years Ended December 31, 2003 and 2002           F-6

Notes  to  Financial Statements                                              F-7

                          INDEPENDENT AUDITORS' REPORT


The  Board  of  Directors  and
Stockholders  of  Gulfport  Energy  Corporation:

     We have audited the accompanying balance sheet of Gulfport Energy Corporation (a Delaware corporation) as of December 31, 2003, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of Gulfport's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gulfport Energy Corporation as of December 31, 2003, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

     As described in Note 21 to the financial statements, Gulfport changed its method of accounting for asset retirement obligations and its redeemable 12% cumulative preferred stock as required by the provisions of Statement of Financial Accounting Standards No. 143 and 150, respectively.



                                HOGAN  &  SLOVACEK





Oklahoma  City,  OK
May  10,  2004

                          GULFPORT ENERGY CORPORATION

                                  BALANCE SHEET

                                                                  December 31,
                                                                      2003
                                                                  -------------
                                     Assets
Current  assets:
  Cash  and  cash  equivalents                                    $   1,542,000
  Accounts  receivable                                                1,340,000
  Accounts  receivable  -  related  party                               379,000
  Prepaid  expenses  and  other  current  assets                        179,000
                                                                  -------------
      Total  current  assets                                          3,440,000
                                                                  -------------

Property  and  equipment:
  Oil  and  natural  gas  properties                                127,991,000
  Other  property  and  equipment                                     1,912,000
  Accumulated  depletion,  depreciation,  amortization              (77,423,000)
                                                                  -------------
      Property  and  equipment,  net                                 52,480,000
                                                                  -------------

Other  assets                                                         3,060,000
                                                                  -------------

      Total  assets                                               $  58,980,000
                                                                  =============

                      Liabilities and Stockholders' Equity

Current  liabilities:
  Accounts  payable  and  accrued  liabilities                    $   3,274,000
  Accrued  payable  -  royalty  audit                                   212,000
  Asset  retirement  obligation  -  current                             480,000
  Current  maturities  of  long-term  debt                            2,318,000
                                                                  -------------
      Total  current  liabilities                                     6,284,000
                                                                  -------------

Asset  retirement  obligation  -  long-term                           7,356,000
Accrued  payable  -  royalty  audit                                     121,000
Redeemable 12% cumulative preferred stock, Series A, $.01
  par  value, with a redemption and liquidation  value  of
  $1,000 per share;  30,000  authorized, 12,071 issued and
  outstanding  at  December  31,  2003                               12,071,000
                                                                  -------------
      Total  liabilities                                             25,832,000
                                                                  -------------

Commitments  and  contingencies

Preferred  stock,  $.01  par  value;  5,000,000  authorized
  at  December  31,  2003,  none  issued                                      -

Common  stockholders'  equity:
  Common  stock  -  $.01  par  value,  20,000,000  authorized,
    10,146,566 issued and outstanding at December  31,  2003            101,000
  Paid-in  capital                                                   84,192,000
  Accumulated  deficit                                              (51,145,000)
                                                                  -------------
      Total  stockholders'  equity                                   33,148,000
                                                                  -------------

      Total  liabilities  and  stockholders'  equity              $  58,980,000
                                                                  =============


                See accompanying notes to financial statements.

                          GULFPORT ENERGY CORPORATION
                            STATEMENTS OF OPERATIONS

                                                       Year Ended December 31,
                                                    ---------------------------
                                                         2003           2002
                                                    ------------   ------------
Revenues:
  Gas  sales                                        $    498,000   $    379,000
  Oil  and  condensate  sales                         15,311,000     11,450,000
  Other  income                                          138,000        305,000
                                                    ------------   ------------
                                                      15,947,000     12,134,000
                                                    ------------   ------------

Costs  and  expenses:
  Operating  expenses                                  5,886,000      5,163,000
  Production  taxes                                    1,882,000      1,311,000
  Depreciation, depletion, and amortization            4,637,000      3,386,000
  General  and  administrative                         1,843,000      1,873,000
                                                    ------------   ------------
                                                      14,248,000     11,733,000

INCOME  FROM  OPERATIONS:                              1,699,000        401,000
                                                    ------------   ------------

OTHER  (INCOME)  EXPENSE:
  Accretion  expense                                     393,000              -
  Interest  expense                                      112,000        181,000
  Interest expense - preferred stock                     875,000              -
  Interest  income                                       (30,000)       (61,000)
  Proceeds  from  Litigation  Trust                            -       (160,000)
                                                    ------------   ------------
                                                       1,350,000        (40,000)
                                                    ------------   ------------

INCOME  (LOSS)  BEFORE  INCOME  TAXES                    349,000        441,000
                                                    ------------   ------------

INCOME  TAX  EXPENSE  (BENEFIT):
  Current                                                490,000        176,000
  Deferred                                              (490,000)      (176,000)
                                                    ------------   ------------
                                                               -              -
                                                    ------------   ------------


NET INCOME (LOSS) BEFORE  EFFECT  OF  CHANGE  IN
ACCOUNTING  PRINCIPLE                                    349,000        441,000

Cumulative  effect  of  change  in
accounting  principle                                    270,000              -
                                                    ------------   ------------
NET  INCOME  (LOSS)                                      619,000        441,000
                                                    ------------   ------------


Less:  Preferred  stock  dividends                      (838,000)    (1,066,000)
                                                    ------------   ------------

NET  INCOME  (LOSS)  AVAILABLE  TO
  COMMON  STOCKHOLDERS                              $   (219,000)  $   (625,000)
                                                    ============   ============

NET INCOME (LOSS) PER COMMON SHARE  -  BASIC:
Per  common  share  before  effect  of  change
  in  accounting  principle                         $      (0.05)  $      (0.06)
Effect  per  common  share  of  change  in
  accounting  principle                                     0.03              -
                                                    ------------   ------------

                                                    $      (0.02)  $      (0.06)
                                                    ============   ============

NET INCOME (LOSS) PER COMMON SHARE  -  DILUTED:
Per  common  share  before  effect  of  change
  in  accounting  principle                         $      (0.05)  $      (0.06)
Effect  per  common  share  of  change  in
  accounting  principle                                     0.03              -
                                                    ------------   ------------

                                                    $      (0.02)  $      (0.06)
                                                    ============   ============


                See accompanying notes to financial statements.

                          GULFPORT ENERGY CORPORATION
                    Statements of Common Stockholders' Equity


                                                                Additional
                                            Common Stock          Paid-in      Accumulated
                                        Shares        Amount      Capital        Deficit
                                      ----------    --------    ----------    -------------
Balance  at  December  31,  2001      10,146,566    $101,000    $84,192,000   $(50,301,000)

  Net  income                                  -           -              -        441,000

  Preferred  stock  dividends                  -           -              -     (1,066,000)
                                      ----------    --------    -----------   ------------

Balance  at  December  31,  2002      10,146,566    $101,000    $84,192,000   $(50,926,000)

  Net  income                                  -           -              -        619,000

  Preferred  stock  dividends                  -           -              -       (838,000)
                                      ----------    --------    -----------   ------------

Balance  at  December  31,  2003      10,146,566    $101,000    $84,192,000   $(51,145,000)
                                      ==========    ========    ===========   ============


                 See accompanying notes to financial statements.

                          GULFPORT ENERGY CORPORATION
                            Statements of Cash Flows

                                                       Year Ended December 31,
                                                    ---------------------------
                                                         2003           2002
                                                    ------------   ------------
Cash  flows  from  operating  activities:
  Net  income                                       $    619,000   $    441,000
  Adjustments  to  reconcile  net  income  to
    net cash provided by operating activities:
    Cumulative effect of change in accounting
      principle                                         (270,000)             -
    Accretion  of  discount                              393,000              -
    Interest  expense  -  preferred  stock               875,000              -
    Depletion,  depreciation  and  amortization        4,631,000      3,366,000
    Amortization  of  debt  issuance  costs                6,000         20,000
    Changes in operating assets and liabilities:
      Decrease in insurance settlement receivable      2,510,000              -
      Decrease (increase) in accounts receivable         493,000       (682,000)
      (Increase) decrease in accounts receivable -
        related party                                   (321,000)        47,000
      Decrease  in  prepaid  expenses                     26,000         31,000
      Increase  in  accounts  payable
        and  accrued  liabilities                        420,000        807,000
                                                    ------------   ------------
Net cash provided by operating activities              9,382,000      4,030,000
                                                    ------------   ------------

Cash  flows  from  investing  activities:
  (Additions) to cash held in escrow                    (235,000)      (242,000)
  (Additions)  to  other  property,  plant
    and  equipment                                       (40,000)       (16,000)
  (Additions)  to  oil  and  gas  properties         (10,145,000)    (8,513,000)
  Expenditures  related  to  oil  and  gas
    properties  due  to  hurricane                      (707,000)      (133,000)
                                                    ------------   ------------
Net  cash  used in investing activities              (11,127,000)    (8,904,000)
                                                    ------------   ------------

Cash  flows  from  financing  activities:
  Borrowings  on  note  payable                        2,200,000              -
  Principal  payments  on borrowings                     (22,000)    (1,123,000)
  Proceeds from issuance of preferred stock                    -      6,029,000
                                                    ------------   ------------
Net cash provided by financing activities              2,178,000      4,906,000
                                                    ------------   ------------

Net increase in cash and cash equivalents                433,000         32,000

Cash and cash equivalents at beginning of period       1,109,000      1,077,000
                                                    ------------   ------------

Cash  and  cash  equivalents  at  end  of  period   $  1,542,000   $  1,109,000
                                                    ============   ============

Supplemental disclosure of cash flow information:
  Interest  payments                                $    112,000   $     42,000
                                                    ============   ============

Supplemental disclosure of non-cash transactions:
  Repayment  of  note  payable  to  related
    party  through issuance  of  Series  A
    Preferred  Stock                                $          -   $  3,000,000
                                                    ============   ============

  Repayment  of  accrued  interest  due  on
    note  payable to  related  party  through
    issuance  of  Series  A
      Preferred  Stock                              $          -   $    263,000
                                                    ============   ============

  Payment of Series A Preferred Stock dividends
    through issuance of Series A Preferred Stock    $    838,000   $  1,066,000
                                                    ============   ============


                 See accompanying notes to financial statements.

                          GULFPORT ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


1.      SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

Business

     Gulfport is a domestic independent oil and gas exploration, development and production company with properties located in the Louisiana Gulf Coast.

Cash  and  Cash  Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents for purposes of the statement of cash flows.

Oil  and  Gas  Properties

     The Company uses the Full Cost method of accounting for oil and gas operations. Accordingly, all costs, including nonproductive costs and certain general and administrative costs associated with acquisition, exploration and development of oil and gas properties, are capitalized. Net capitalized costs are limited to the estimated future net revenues, after income taxes, discounted at 10% per year, from proven oil and gas reserves and the cost of the properties not subject to amortization. Such capitalized costs, including the estimated future development costs and site remediation costs, if any, are depleted by an equivalent units-of-production method, converting gas to barrels at the ratio of six MCF of gas to one barrel of oil. No gain or loss is recognized upon the disposal of oil and gas properties, unless such dispositions significantly alter the relationship between capitalized costs and proven oil and gas reserves. Oil and gas properties not subject to amortization consist of the cost of undeveloped leaseholds and totaled $1,600 at December 31, 2003. These costs are reviewed periodically by management for impairment, with the impairment provision included in the cost of oil and gas properties subject to amortization. Factors considered by management in its impairment assessment include drilling results by Gulfport and other operators, the terms of oil and gas leases not held by production, and available funds for exploration and development.

Other  Property  and  Equipment

     Depreciation of other property and equipment is provided on a straight-line basis over estimated useful lives of the related assets, which range from 7 to 30 years.

Reclassifications

     Certain reclassifications have been made to the 2002 financial statement presentation in order to conform to the 2003 financial statement presentation.

Net  Income  (Loss)  per  Common  Share

     Basic net income (loss) per common share is computed by dividing income or loss attributable to common stock by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per common share reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted into common stock. Diluted net loss per common share does not reflect dilution from potential common shares, because to do so would be anti-dilutive. Calculations of basic and diluted net income (loss) per common share are illustrated in Note 16.

Income  Taxes

     Gulfport uses the asset and liability method of accounting for income taxes, under which deferred tax assets and liabilities are recognized for the

                          GULFPORT ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002
                                    CONTINUED


future tax consequences of (1) temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and (2) operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are based on enacted tax rates applicable to the future period when those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income during the period the rate change is enacted. Deferred tax assets are recognized as income in the year in which realization becomes determinable.

Revenue  Recognition

     Gas revenues are recorded in the month produced using the entitlement method, whereby any production volumes received in excess of the Company's ownership percentage in the property are recorded as a liability. If less than Gulfport's entitlement is received, the underproduction is recorded as a receivable. There is no such liability or asset recorded at December 31, 2003. Oil revenues are recognized when ownership transfers, which occurs in the month produced.

Use  of  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ materially from those estimates. Significant estimates with regard to these financial statements include the estimate of proved oil and gas reserve quantities and the related present value of estimated future net cash flows there from and future net operating loss carryforwards available as reductions of income tax expense.

Commitments  and  Contingencies

     Liabilities for loss contingencies arising from claims, assessments, litigation or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.

Segment  Information

     The Company's only revenue generating activity is the production and sale of oil and gas from properties located on the Louisiana Gulf Coast. Therefore, no reporting of business segments has been included in these financial statements or the notes thereto.


2.     INSURANCE  SETTLEMENT  RECEIVABLE

     Hurricane Lili hit the southern gulf coast of Louisiana on October 3, 2002 with estimated sustained winds over 120 miles per hour and a 9-1/2 foot tidal surge. The eye of the hurricane came on shore directly East of Gulfport's WCBB field. The storm caused significant damage to the Company's production facilities and the WCBB field. The total cost to restore production to the field was estimated by the Company's personnel and insurance carrier to be $3,510,000. As of December 31, 2003, the Company had received the $3,510,000 in insurance settlement proceeds. Hurricane related repairs for the years ended December 31, 2003 and 2002, were $707,000 and $1,133,000 respectively.

3.     ACCOUNTS  RECEIVABLE  -  RELATED  PARTY

     Included in the accompanying December 31, 2003 balance sheet are amounts receivable from entities that have similar controlling interests as those controlling the Company. These receivables represent amounts billed by the Company for general and administrative functions performed by Gulfport's personnel on behalf of the related party companies. At the end of 2003, this receivable amount totaled $379,000.

                          GULFPORT ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002
                                    CONTINUED


4.     PROVISION  FOR  ALLOWANCE  FOR  DOUBTFUL  ACCOUNTS

     A summary of the activity in the allowance for doubtful accounts for the year ended December 31, 2003 is as follows:

          Balance,  beginning  of  the  year      $      239,000
          Provision  for  bad  debts                           -
          Bad  debts  written  off                      (239,000)
                                                  --------------
          Balance,  end  of  year                 $            -
                                                  ==============

     Charges to bad debt expense totaling $7,000 were made during the year ended December 31, 2003. The Company wrote off a receivable of $246,000 during the year resulting in bad debt expense of $7,000 after fully utilizing the provision for allowance for doubtful accounts of $239,000. Charges to bad debt expense for the year ended December 31, 2002 were $87,000.


5.     PROPERTY  AND  EQUIPMENT

     The major categories of property and equipment and related accumulated depreciation, depletion and amortization as of December 31, 2003 are as follows:

          Oil  and  gas  properties                 $    127,991,000
          Office  furniture  and  fixtures                 1,435,000
          Building                                           217,000
          Land                                               260,000
                                                    ----------------

          Total  property  and  equipment                129,903,000

          Accumulated  depreciation,  depletion,
            amortization  and  impairment  reserve       (77,423,000)
                                                    ----------------

          Property  and  equipment,  net            $     52,480,000
                                                    ================

     Included in oil and gas properties at December 31, 2003 are $2,113,000 in general and administrative costs incurred and capitalized to the full cost pool. General and administrative costs capitalized to the full cost pool represent management's estimate of costs incurred directly related to exploration and development activities such as geological costs and other administrative costs associated with overseeing the exploration and development activities. All general and administrative costs not directly associated with exploration and development activities were charged to expense as they were incurred.

6.      OTHER  ASSETS

     Other  assets  as  of  December  31,  2003  consist  of  the  following:

          Plugging and abandonment escrow account
            on  the  WCBB  properties  (Note  8)        $      2,749,000
          CD's securing letter of credit                         200,000
          Deposits                                               111,000
                                                        ----------------

                                                        $      3,060,000
                                                        ================

                          GULFPORT ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002
                                    CONTINUED


7.     ACCRUED  PAYABLE  -  ROYALTY  AUDIT

     During the third quarter of 2002, the Company underwent a royalty audit which was conducted by the State of Louisiana. The audit covered the period from January 1, 1999 through December 31, 2001. The Company was notified during the fourth quarter of 2002 that the total amount to be paid as a result of the audit was $492,000, including $146,000 in penalties and interest. As of December 31, 2003, the liability was $333,000. Amounts to be paid in the next twelve months total $212,000 and have been classified as "Accrued payable - royalty audit" in the current liability section of the accompanying balance sheet. The portion of the liability that will be due in periods beginning after the next twelve months total $121,000 and have been classified as "Accrued payable - royalty audit" in the non-current liability section of the accompanying balance sheet.

8.     LONG-TERM  DEBT

       Long-term  debt  as  of  December  31,  2003  is  as  follows:

       Building  loan                                         $        118,000
       Amounts borrowed under line of credit (Note 10)               2,200,000
                                                              ----------------
                                                                     2,318,000

       Less  -  current  maturities  of  long  term  debt            2,318,000
                                                              ----------------

       Debt  reflected  as  long  term                        $              -
                                                              ================

     All  debt  outstanding  as  of  December  31, 2003 will mature during 2004.

Building  Loan

     The building loan of $118,000 relates to a building in Lafayette, Louisiana, purchased in 1996 to be used as the Company's Louisiana headquarters. The building is 12,480 square feet with approximately 6,180 square feet of finished office area and 6,300 square feet of warehouse space. This building allows Gulfport to provide office space for Louisiana personnel, have access to meeting space close to the fields and to maintain a corporate presence in Louisiana.

9.     NOTE  PAYABLE  -  RELATED  PARTY

     On March 29, 2002, the outstanding balance of the Company's note payable to Gulfport Funding, LLC ("Gulfport Funding"), along with all accumulated interest due on the note, were retired through Gulfport Funding's participation in the Company's Private Placement Offering as described in Note 11.

10.    REVOLVING  LINE  OF  CREDIT

     The Company maintains a line of credit with Bank of Oklahoma, under which the Company may borrow up to $2,300,000. Amounts borrowed under the line bear interest at Chase Manhattan Prime plus 1%, with payments of interest on outstanding balances due monthly. Any principal amounts borrowed under the line will be due on July 1, 2004. As of December 31, 2003, $2,200,000 had been borrowed under this line.

                          GULFPORT ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002
                                    CONTINUED


11.    COMMON  STOCK  OPTIONS,  WARRANTS  AND  CHANGES  IN  CAPITALIZATION

Options

     The Company sponsors the 1999 Stock Option Plan (the "Plan"), which is administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company. Under the terms of the Plan, the Committee may determine: to which eligible participants options shall be granted, the number of shares covered by such options, the purchase price or exercise price of such options, the vesting period of such options and the exercisable period of such options. Eligible participants are defined as (i) all directors of the Company;
(ii) all officers of the Company; and (iii) all key employees of the Company with a customary work week of at least 40 hours in the employ of the Company. The maximum number of shares for which options may be granted under the Plan, as adjusted for changes in capitalization which have taken place since the Plan's adoption, is 883,000.

     The Company accounts for stock options under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure". Presented below is a summary of the status of stock options and related activity for the years ended December 31, 2003 and 2002:

                                                                   Weighted
                                                                    Average
                                                                Exercise Price
                                                       Shares     per Share
                                                      -------   ---------------
     Options  outstanding  at  December  31,  2001    607,337     $     2.00
       Granted                                         20,000           2.00
       Exercised                                            -              -
       Forfeited/expired                                    -              -
                                                      -------     ----------
     Options  outstanding  at  December  31,  2002    627,337     $     2.00
       Granted                                              -              -
       Exercised                                            -              -
       Forfeited/expired                                    -              -
                                                      -------     ----------
     Options  outstanding  at  December  31,  2003    627,337     $     2.00
                                                      =======     ==========

     All options granted, exercised and outstanding have an exercise price of $2.00.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model and an expected life of 5 years. No options were granted during the year ended December 31, 2003.

     Options outstanding at December 31, 2003 totaled 627,337. Of this total, 612,520 options were exercisable at December 31, 2003, with the remaining options vesting in future periods.


Warrants

     In accordance with the origination of the note payable to Gulfport Funding (retired during 2002 as discussed in Note 9), the Company issued 108,625 warrants to CD Holdings, LLC. The exercise price of these warrants is $5.25 and was estimated as the average closing price of the Company's common stock for the five days following the issuance of the warrants. The warrant agreement provides for pro rata adjustments to the number of warrants granted if the Company at any time increases the number of outstanding shares or otherwise adjusts its capitalization.

                          GULFPORT ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002
                                    CONTINUED


     Also, on July 11, 2002, 1,163,195 previously exercisable warrants expired. The issuance of these warrants had stemmed from a reorganization which took place in 1997.

Private  Placement  Offering

     In March 2002, the Company commenced a private placement offering of 10,000 units. Each unit consisted of (i) one share of Cumulative Preferred Stock, Series A, of the Company (Preferred) and (ii) a warrant to purchase up to 250 shares of common stock, par value $0.01 per share, of the Company. Holders of the Preferred are entitled to receive dividends at the rate of 12% of the liquidation preference per annum payable quarterly in cash or, at the option of the Company for all quarters ending on or prior to March 31, 2004, payable in whole or in part in additional shares of Preferred at the rate of 15% of the liquidation preference per annum. To the extent funds are legally available, the Company is obligated to declare and pay the dividends on the Preferred. The Preferred may be redeemed at any time for an amount per share equal to $1,000 and all accrued and unpaid dividends thereon, whether or not declared or payable, and must be redeemed on March 29, 2007 for an amount per share equal to $1,000 and all accrued and unpaid dividends thereon, whether or not declared or payable. Accordingly, the Preferred issued in connection with this Offering is treated as redeemable stock on the Company's balance sheet. The affirmative vote of at least two thirds of the votes entitled to be cast by holders of the Preferred is necessary for any amendment to the certificate of incorporation which (1) adversely affects the rights and privileges of the Preferred or (2) creates or authorizes an increase in any shares ranking senior to the Preferred or securities convertible into the foregoing. The Preferred cannot be sold or transferred by its holders, subject to certain exceptions.

     The Warrants have a term of ten years and an exercise price of $4.00 per share of common stock. The Company granted to holders of the Warrants certain demand and piggyback registration rights with respect to shares of common stock issuable upon exercise of the warrants.

     The Preferred offering was made available to stockholders (some of whom were affiliates) of the Company as of December 31, 2001 and who were accredited investors. Purchasers were able to participate up to their pro rata share of ownership in the Company as of December 31, 2001. As of April 15, 2002, the Company had closed on subscriptions totaling $9,292,000 for 9,291.85 units, which included the conversion by Gulfport Funding, LLC of its $3,000,000 loan along with the accumulated interest due from the Company for 3,262.98 units. Additionally, multiple entities controlled by the Company's majority stockholder participated in the offering by subscribing for 2,738 units at a cost of $2,738,000.

12.     DIVIDENDS  ON  SERIES  A  PREFERRED  STOCK

     As discussed in Note 11, the Company may, at its option, accrue additional shares of Preferred for the payment of dividends at a rate of 15% per annum during the initial two years following the closing date of its Offering. The Company has chosen to do so for the quarterly periods ending March 31, June 30, September 30, and December 31, 2003 and has therefore accrued additional shares payable totaling 838,000 at December 31, 2003 related to the Preferred Stock Series A shares issued and outstanding during those time periods. Subsequent to the adoption of SFAS 150 in the third quarter (see Note 21), the dividends were recognized as interest expense. The $875,000 shown as "Interest expense - preferred stock" in the accompanying statement of operations represents the dividends accrued on the Preferred Stock Series A for the quarterly periods ended September 30 and December 31, 2003. These dividends payable were calculated based upon the Preferred's $1,000 per share redemptive value and are reflected as "Series A preferred stock" in the accompanying balance sheet. Beginning with the period ended June 30, 2004, the Company will be required to pay cash dividends at a rate of 12% per annum on the Series A Preferred Stock.

13.     FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

     All financial instruments carried as assets and liabilities on the accompanying balance sheet at December 31, 2003 are carried at cost, which approximates market value. The outstanding shares of Series A preferred stock have been stated on the accompanying balance sheet at their redemptive value of $1,000 per share.

                          GULFPORT ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002
                                    CONTINUED

14.     CASTEX  BACK-IN

     Gulfport sold its interest in the Bayou Penchant, Bayou Pigeon, Deer Island and Golden Meadow fields to Castex Energy 1996 Limited Partnership (Castex) effective April 1, 1998 subject to a 25% reversionary interest in the partnership after Castex had received 100% of the initial investment. Castex informed Gulfport that the investment had paid out effective September 1, 2001. In lieu of a 25% interest in the partnership, Gulfport elected to take a proportionately reduced 25% working interest in the properties. During March 2002, the Company received approximately $220,000 from Castex which the Company believes consists of sales income for the period after payout net of operating expenses, although the Company has not received confirmation of such. As a result, this amount received has been included in the accompanying statements of operations for the year ended December 31, 2002 as "Other income". The Company received an additional $66,000 from Castex in March of 2003, which is also included in the accompanying statement of income for the year ended December 31, 2003 as "Other Income".

15.     INCOME  TAXES

     A reconciliation of the statutory federal income tax amount to the recorded expense follows:

                                                   2003            2002
                                            ---------------   ---------------
Income  before  federal  income  taxes      $       349,000   $       441,000
                                            ---------------   ---------------

Expected  income  tax  at  statutory  rate          140,000           176,000
Increase in tax resulting from interest
  expense  not  tax  deductible                     350,000                 -
Provision  for  income  taxes                       490,000           176,000
Net  operating  loss  carryforward
  utilized                                         (490,000)         (176,000)
Other  deferred  tax  assets utilized                     -                 -
                                            ---------------   ---------------

Income  tax  expense  recorded              $             -   $             -
                                            ===============   ===============

     Subsequent to the adoption of SFAS 150, the Company recognized interest expense of $875,000 for the year ended December 31, 2003. This interest is not deductible for tax purposes. This resulted in a taxable difference of $350,000 when the interest expense is applied to the statutory rate of 40%. The difference in taxable income is fully nullified by the Company's net operating loss carryforward.

The tax effects of temporary differences and net operating loss carryforwards, which give rise to deferred tax assets at December 31, 2003 are estimated as follows:

                                                   2003              2002
                                            ---------------   ---------------
Net operating loss carryforward             $    39,349,000   $    36,356,000
Oil and gas property basis difference             5,564,000        12,540,000
                                            ---------------   ---------------
Total deferred tax asset                         44,913,000        48,896,000
Valuation allowance                             (44,913,000)      (48,896,000)
                                            ---------------   ---------------

Net deferred tax asset (liability)          $             -   $             -
                                            ===============   ===============

     The Company has an available tax net operating loss carry forward estimated at approximately $98,372,000 as of December 31, 2003. This carryforward will begin to expire in the year 2013.

                          GULFPORT ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002
                                    CONTINUED


16.     NET  INCOME  (LOSS)  PER  COMMON  SHARE

     A reconciliation of the components of basic and diluted net income (loss) per common share is presented in the table below:

                                                 2003                                  2002
                                ----------------------------------     ----------------------------------
                                                              Per                                    Per
                                Income (loss)     Shares     Share     Income (loss)     Shares     Share
                                -------------------------------------------------------------------------
Basic:
  Income before effect of change
    in accounting principle      $  349,000                             $   441,000
  Less:  preferred stock
    dividends                      (838,000)                             (1,066,000)
                                 ----------                             -----------
                                 $ (489,000)    10,146,566  $(0.05)     $  (625,000)   10,146,566    $(0.06)
                                                            ======                                   ======

Effect of change in
  accounting principle              270,000     10,146,566    0.03                -    10,146,566         -
                                 ----------                 -----       -----------                  ------
                                 $ (219,000)                $(0.02)     $  (625,000)                 $(0.06)
                                 ==========                 ======      ===========                  ======

Effect of dilutive securities:
  Stock options                                          0                                      0
                                                ==========                             ==========

     The Company recorded a net loss from continuing operations after preferred stock dividends for the years ended December 31, 2003 and 2002. Due to this, no potentially dilutive shares were used in the computation of dilutive earnings per share as the use of such shares would be anti-dilutive.

17.     RELATED  PARTY  TRANSACTIONS

     In the ordinary course of business, the Company conducts business activities with a substantial number of its shareholders.

18.     COMMITMENTS

Office  Lease

     On August 8, 2002, the Company executed a 60-month lease on 12,035 square feet of office space which commenced on November 15, 2002. Payments due under the lease during its term are as follows:

                         For the year ended December 31,
                           2004      $        217,000
                           2005               217,000
                           2006               217,000
                           2007               162,000
                                     ----------------
                                     $        813,000
                                     ================

                          GULFPORT ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002
                                    CONTINUED


     Payments made under this lease during the year ended December 31, 2003 totaled $217,000. Rental expense for all operating leases for the years ended December 31, 2003 and 2002 totaled $233,000 and $165,000, respectively.

Plugging  and  Abandonment  Funds

     In connection with the acquisition of the remaining 50% interest in the WCBB properties, the Company assumed the seller's obligation to contribute approximately $18,000 per month through March 2004, to a plugging and abandonment trust and the obligation to plug a minimum of 20 wells per year for 20 years commencing March 11, 1997. ChevronTexaco retained a security interest in production from these properties until abandonment obligations to ChevronTexaco have been fulfilled. Beginning in 2007, the Company can access the trust for use in plugging and abandonment charges associated with the property. As of December 31, 2003, the plugging and abandonment trust totaled approximately $2,749,000, including interest received during 2003 of approximately $14,000. The Company has plugged 132 wells at WCBB since it began its plugging program in 1997 and is current in its funding and plugging obligations.

Texaco  Global  Settlement

     Pursuant to the terms of a global settlement between Texaco and the State of Louisiana which includes the State Lease No. 50 portion of Gulfport's East Hackberry Field, Gulfport was obligated to commence drilling a well or other qualifying development operation on certain non-producing acreage in the field prior to March 1998. Because of prevailing market conditions during 1998, the Company believed it was commercially impractical to shoot seismic or commence drilling operations on the subject property. As a result, Gulfport has agreed to surrender approximately 440 non-producing acres in this field to the State of Louisiana. At December 31, 2003, Gulfport was in the process of releasing such acreage to the State of Louisiana.

Contributions  to  401(k)  Plan

     Gulfport sponsors a 401(k) and Profit Sharing plan under which eligible employees may contribute up to 15% of their total compensation through salary deferrals. Also under these plans, the Company will make a contribution each calendar year on behalf of each employee equal to at least 3% of his or her salary, regardless of the employee's participation in salary deferrals. During the years ended December 31, 2003 and 2002, Gulfport incurred $71,000 and $56,000, respectively, in contribution expense related to this plan.

Employment  Agreement

     At December 31, 2003, Gulfport had an employment agreement with its Chief Executive Officer. This agreement expires June 1, 2009, and calls for an annual salary of $200,000, which may be adjusted for cost of living increases.

19.     CONTINGENCIES

Litigation

     The Company has been named as a defendant on various litigation matters. The ultimate resolution of these matters is not expected to have a material adverse effect on the Company's financial condition or results of operations for the periods presented in the financial statements.

Concentration  of  Credit  Risk

     Gulfport operates in the oil and gas industry in the state of Louisiana with sales to refineries, re-sellers such as pipeline companies, and local

                          GULFPORT ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002
                                    CONTINUED


distribution companies. While certain of these customers are affected by periodic downturns in the economy in general or in their specific segment of the oil and gas industry, Gulfport believes that its level of credit-related losses due to such economic fluctuations has been immaterial and will continue to be immaterial to the Company's results of operations in the long term. During 2003, Gulfport wrote off bad debts of $7,000. Bad debt expense of $87,000 was incurred during 2002.

     The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2003 Gulfport held cash in excess of insured limits in these banks totaling $1,442,000.

     During 2003, Gulfport sold all of its oil production to Shell Trading Company and all of its gas production to ChevronTexaco. During 2002, approximately 87% of Gulfport's revenues from oil and gas sales were attributable to Shell Trading Company.

20.     LITIGATION  TRUST  ENTITY

     Pursuant to Old WRT's 1997 plan of reorganization, all of Old WRT's possible causes of action against third parties (with the exception of certain litigation related to recovery of marine and rig equipment assets and claims against Tri-Deck Oil and Gas Company (Tri-Deck)), existing as of the effective date of that plan, were transferred into a "Litigation Trust" controlled by an independent party for the benefit of most of Old WRT's existing unsecured creditors. The litigation related to recovery of marine and rig equipment and the Tri-Deck claims were subsequently transferred to the Litigation Trust as described below.

     The Litigation Trust was funded by a $3,000,000 cash payment, which was made on the effective date of reorganization. Gulfport owns a 12% interest in the Litigation Trust with the other 88% being owned by the former general unsecured creditors of Old WRT. For financial statement reporting purposes, Gulfport has not recognized the potential value of recoveries which may ultimately be obtained, if any, as a result of the actions of the Litigation Trust, treating the entire $3,000,000 payment as a reorganization cost at the time of the reorganization.

     On January 20, 1998, Gulfport and the Litigation Trust entered into a Clarification Agreement whereby the rights to pursue various claims reserved by Gulfport under the plan of reorganization were assigned to the Litigation Trust. In connection with this agreement, the Litigation Trust agreed to reimburse the Company $100,000 for legal fees Gulfport had incurred in connection these claims. As additional consideration for the contribution of this claim to the Litigation Trust, Gulfport is entitled to 20% to 80% of the net proceeds from these claims.

     During 2002, Gulfport received $160,000 in proceeds from the Litigation Trust. No proceeds were received from the Litigation Trust in 2003.

21.     ACCOUNTING  PRONOUNCEMENTS

SFAS  No.  143

     On January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), which requires the Company to record a liability equal to the fair value of the estimated cost to retire an asset. The asset retirement liability is recorded in the period in which the obligation meets the definition of a liability, which is generally when the asset is placed into service. When the liability is initially recorded, the Company will increase the carrying amount of the related long-lived asset by an amount equal to the original liability.

                          GULFPORT ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002
                                    CONTINUED


The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related long-lived asset. The accretion of the asset retirement obligation resulted in an expense of $393,000 for the year ended December 31, 2003, as shown in the accompanying statement of operations. Any difference between costs incurred upon settlement of an asset retirement obligation and the recorded liability will be recognized as a gain or loss in the Company's earnings. The asset retirement obligation is based on a number of assumptions requiring professional judgment. The Company cannot predict the type of revisions to these assumptions that will be required in future periods due to the availability of additional information, including prices for oil field services, technological changes, governmental requirements and other factors. Upon adoption of SFAS No. 143, the Company recorded a net benefit of $270,000 as the cumulative effect of a change in accounting principle. The non-cash transition adjustment increased oil and natural gas properties and asset retirement obligations by $7.59 million and $7.37 million, respectively, and decreased accumulated depreciation by $50,000.

     The asset retirement obligation recognized by the Company at December 31, 2003, relates to the estimated costs to dismantle and abandon its investment in producing oil and gas properties and the related facilities. Of the total asset retirement liability, $480,000 that has been classified as short-term is the estimated portion of the total liability to be settled during the next year as the Company meets its plugging and abandonment requirements as discussed in Note 18.
..
     The pro forma asset retirement obligation as of December 31, 2002, was $7.37 million. Pro forma net income for the period December 31, 2002, assuming SFAS No. 143 had been applied retroactively, is shown in the following table:

                                                          December 31, 2002
                                                          -----------------
     Net income available  to  common  stockholders  -
       As  reported                                       $      (625,000)
       Pro  forma                                                (340,000)

     Net  income  per  common  share  -
       As  reported,  basic                               $         (0.06)
       Pro  forma,  basic                                           (0.03)
       As  reported,  diluted                                       (0.06)
       Pro  forma,  diluted                                         (0.03)

SFAS  No.  150

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or as an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has recorded a liability related to the Preferred of $12,071,000. Previously, the Preferred had been classified on the balance sheet between total liabilities and equity. This amount represents the 12,071 shares of Preferred issued and outstanding as of December 31, 2003, at the redemption and liquidation value of $1,000 per share. In the opinion of management, the $1,000 per share redemption and liquidation value approximates fair value. The shares are mandatorily redeemable on the fifth anniversary of the first issuance of Preferred.

22.     SUBSEQUENT  EVENTS

     The Board of Directors has determined that if a sale of WCBB is not consummated that it is in the best interests of the Company to conduct an equity offering. The Board has approved a registered rights offering in the amount of $12.0 million. The rights offering will be backstopped by one of the Company's

                          GULFPORT ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002
                                    CONTINUED


principal stockholders. As a result, the Company is guaranteed proceeds of $12.0 million if the rights offering is commenced for a commitment fee of 2% of the gross proceeds from the rights offering. Therefore, the Company shall have required liquidity either through the sale of the property or the proceeds from the rights offering.

     In connection with the rights offering, on April 30, 2004, the Company entered into a $3.0 million revolving credit facility with CD Holding, L.L.C., a principal stockholder of the Company. Borrowings under the credit facility are due on the earlier of the closing of the rights offering and August 1, 2005 and bear interest at the rate of 10.0% per annum. Under the credit facility, CD Holding may, if it elects to do so, apply the outstanding principal amount and any accrued but unpaid interest either (1) to the subscription price payable upon exercise of the rights issued to CD Holding in the rights offering, or (2) to the purchase price for the Common Stock. The credit facility provides that if the rights offering is not completed, CD Holding has the right to convert any borrowings plus any accrued but unpaid interest under the facility into shares of Common Stock at a conversion price $1.20 per share of Common Stock.

     In April 2004, the Board of Directors of the Company approved and the Company received the consent of holders of the requisite number of shares of Preferred to amend the Company's Certificate of Designation with respect to the Series A preferred stock to give the Company the ability to pay dividends on the Series A preferred stock with additional shares of Series A preferred stock after March 31, 2004 for so long as such shares remain outstanding and prior to the mandatory redemption date.

23. SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (UNAUDITED)

     The following is historical revenue and cost information relating to the Company's oil and gas operations located entirely in the State of Louisiana:

     Capitalized  Costs  Related  to  Oil  and  Gas  Producing  Activities

                                                            2003
                                                       --------------
          Proven  Properties                           $  127,991,000
          Accumulated  depreciation,  depletion
            amortization  and  impairment  reserve        (76,158,000)
                                                       --------------

          Proven  properties,  net                     $   51,833,000
                                                       ==============

Costs  Incurred  in  Oil and Gas Property Acquisition and Development Activities

                                                      2003           2002
                                                 ------------    ------------
Acquisition                                      $          -    $     63,000
Development  of  Proved
  Undeveloped  Properties                           6,320,000       5,270,000
Exploratory                                                 -         126,000
Recompletions/Workovers                             3,825,000       3,054,000
                                                 ------------    ------------
    Total                                        $ 10,145,000    $  8,513,000
                                                 ============    ============

                          GULFPORT ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002
                                    CONTINUED


Results  of  Operations  for  Producing  Activities

     The following schedule sets forth the revenues and expenses related to the production and sale of oil and gas. The income tax expense is calculated by applying the current statutory tax rates to the revenues after deducting costs, which include depreciation, depletion and amortization allowances, after giving effect to the permanent differences. The results of operations exclude general office overhead and interest expense attributable to oil and gas production.

                                                         2003           2002
                                                     -----------    -----------
Revenues                                             $15,809,000    $11,829,000
Production  costs                                     (7,768,000)    (6,474,000)
Depletion                                             (4,421,000)    (3,106,000)
                                                     -----------    -----------
                                                       3,620,000      2,249,000
                                                     -----------    -----------

Income  tax  expense
  Current                                              1,448,000        900,000
  Deferred                                            (1,448,000)      (900,000)
                                                     -----------    -----------
                                                               -              -
                                                     -----------    -----------

Results  of  operations
  from  producing  activities                        $ 3,620,000    $ 2,249,000
                                                     ===========    ===========

Oil  and  Gas  Reserves

     The following table presents estimated volumes of proven and proven undeveloped oil and gas reserves as of December 31, 2003 and 2002 and changes in proven reserves during the last two years, assuming continuation of economic conditions prevailing at the end of each year. Volumes for oil are stated in thousands of barrels (MBbls) and volumes for gas are stated in millions of cubic feet (MMCF). The weighted average prices at December 31, 2003 used for reserve report purposes are $32.52 and $6.19, adjusted by lease for transportation fees and regional price differentials, fixed price contracts, and for oil and gas reserves, respectively.

     Gulfport emphasizes that the volumes of reserves shown below are estimates which, by their nature, are subject to revision. The estimates are made using all available geological and reservoir data, as well as production performance data. These estimates are reviewed annually and revised, either upward or downward, as warranted by additional performance data.


                                                  2003               2002
                                           ----------------    ----------------
                                             Oil       Gas       Oil      Gas
                                           ------    ------    ------    ------
         Proven  Reserves
           Beginning  of  the  period      23,005    18,510    24,823    24,725
           Purchases  in  oil  and  gas
             reserves  in  place              377       555         -         -
           Extensions,  discoveries  and
             other  additions                   -         -         -         -
           Revisions  of  prior  reserve
             estimates                     (2,928)   (5,417)   (1,354)   (6,112)
          Current  production                (571)     (123)     (464)     (103)
          Sales  of  oil  and  gas
            reserves  in place                  -         -         -         -
                                           ------    ------    ------    ------

          End  of  period                  19,883    13,525    23,005    18,510
                                           ======    ======    ======    ======

          Proven  developed  reserves       1,790     1,258     3,232     3,773
                                           ======    ======    ======    ======

                          GULFPORT ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002
                                    CONTINUED


Discounted  Future  Net  Cash  Flows

     Estimates of future net cash flows from proven oil and gas reserves were made in accordance with SFAS No. 69, "Disclosures about Oil and Gas Producing activities." The following tables present the estimated future cash flows, and changes therein, from Gulfport's proven oil and gas reserves as of December 31, 2003 and 2002, assuming continuation of economic conditions prevailing at the end of each year.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proven Oil and Gas Reserves


                                                      Year ended December 31,
                                                    ---------------------------
                                                        2003           2002
                                                    ------------   ------------
Future  cash  flows                                 $ 715,751,000  $ 768,573,000
Future  development  costs                           (128,487,000)  (130,762,000)
Future  production  costs                            (104,677,000)   (87,370,000)
Future  production  taxes                             (81,866,000)   (87,692,000)
                                                    -------------  -------------
Future  net  cash  flows  before  income  taxes       400,721,000    462,749,000
10% discount to  reflect  timing  of  cash  flows    (191,182,000)  (217,417,000)
                                                    -------------  -------------

Discounted  future  net  cash  flows                  209,539,000    245,332,000
Future  income  taxes,  net  of  10%  discount        (15,530,000)   (34,294,000)
                                                    -------------  -------------

Standardized  measure  of  discounted  future
  net  cash  flows                                   $194,009,000   $211,038,000
                                                     ============   ============

     In order to develop its proved undeveloped reserves according to the drilling schedule used by the engineers in Gulfport's reserve report, the Company will need to spend $6,605,900, $13,266,000 and $16,058,000 during years 2004, 2005 and 2006 respectively.

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proven Oil and Gas Reserves


                                                      Year ended December 31,
                                                        2003            2002
                                                  -------------   -------------
Sales and transfers of oil  and  gas  produced,
  net  of  production  costs                      $  (8,041,000)  $  (5,355,000)
Net  changes  in  prices  and  production  costs     11,592,000     265,326,000
Acquisition of oil and gas reserves in place,
  less  related  production  costs                   15,340,000               -
Extensions,  discoveries  and  improven
  recovery,  less  related  costs                             -               -
Revisions of previous quantity estimates, less
  related  production  costs                        (80,919,000)    (45,538,000)
Sales  of  reserves  in  place                                -               -
Accretion  of  discount                              26,235,000     (99,498,000)
Net  changes  in  income  taxes                      18,764,000     (32,819,000)
Other                                                         -               -
                                                  -------------   -------------
Total  change  in  standardized  measure  of
  discounted  future  net  cash  flows            $ (17,029,000)  $  82,116,000
                                                  =============   =============

     The standardized measure includes a deduction of $138,200 from the value, at a discount rate of 10%, of the reserves to reflect the cumulative effect of hedges in place at year-end for future periods as calculated at the time of the reserve report using year-end SEC pricing.

                          GULFPORT ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002
                                    CONTINUED


     Comparison of Standardized Measure of Discounted Future Net Cash Flows to the Net Carrying Value of Proven Oil and Gas Properties at December 31, 2003 is as follows:

                                                       2003            2002
                                                   ------------    ------------
Standardized  measure  of  discounted  future
  and  net  cash  flows                            $194,009,000    $211,038,000

Proven oil and gas properties                       127,991,000     109,480,000
Less  accumulated  depreciation,  depletion,
  amortization  and impairment  reserve             (76,158,000)    (71,791,000)
                                                   ------------    ------------

Net  carrying  value  of  proven  oil
  and gas properties                                 51,833,000      37,689,000
                                                   ------------    ------------
Standardized  measure  of  discounted
  future  net cash  flows  in  excess  of
  net  carrying  value  of  proven  oil  and
  gas  properties                                  $142,176,000    $173,349,000
                                                   ============    ============

                                10,000,000 Shares


                          Gulfport Energy Corporation


                                  Common Stock







                              ____________________

                                   PROSPECTUS
                              ____________________









                              _______________, 2004

               PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item  24.  Indemnification  of  Directors  and  Officers.

     The Registrant, a Delaware corporation, is empowered by Section 145 of the DGCL, subject to the procedures and limitations stated therein, to indemnify certain parties. Section 145 of the DGCL provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred. Section 145 provides further that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

          The Registrant's Bylaws provide that the Registrant shall indemnify and advance expenses to each person who is a director or officer of the Registrant to the fullest extent permitted under Section 145 of the DGCL, and such indemnity and advancement of expenses shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

          Article VI of the Registrant's Certificate of Incorporation eliminates the personal liability of the Registrant's directors to the fullest extent permitted under Section 102(b)(7) of the DGCL, as amended. Such section permits a company's certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (which addresses director liability for unlawful payment of a dividend or unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

          Article VI of the Bylaws of the Registrant provides that the Registrant shall, to the fullest extent permitted by Delaware law, indemnify any and all persons whom it shall have power to indemnify against any and all of the costs, expenses, liabilities or other matters incurred by them by reason of having been officers or directors of the Registrant, any such subsidiary of the Registrant or of any other corporation for which he acted as officer or director at the request of the Registrant.

          The Registrant maintains director and officer liability insurance providing insurance protection for specified liabilities under specified terms.

          The Registrant has adopted provisions in its Bylaws and in its Certificate which provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL.

Item  25.  Other  Expenses  of  Issuance  and  Distribution.

     The estimated expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table. We will bear all such expenses.

               SEC  registration  fees                            $  1,521
               Printing  and  engraving  expenses
               Legal  fees  and  expenses
               Accounting  fees  and  expenses
               Blue  sky  fees  and  expenses
               Transfer  agent  and  registrar  fees
                 and  expenses
               Miscellaneous
                                                                   --------
                    Total                                          $
                                                                   ========

Item  26.  Recent  Sales  of  Unregistered  Securities.

     The following sets forth unregistered sales of securities by us during the proceeding three years:

     In March 2002 through April 2002, we issued 9,291.85 Units, each consisting of one share of Cumulative Preferred Stock, Series A and one warrant to purchase up to 250 shares of Common Stock to certain of the Company's stockholders who were also accredited investors in a private placement, at a price of $1,000 per Unit. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act of 1933, as sales not involving a public offering, and from various similar state exemptions.

     Dividends accrue on the Series A preferred stock prior to the mandatory redemption date at the rate of 12% of the liquidation preference per annum payable quarterly in cash or, at the option of the Company for a period not to exceed two years from the closing date, payable in whole or in part in additional shares of Series A preferred stock at the rate of 15% of the liquidation preference per annum. The Company chose to pay dividends on the shares of Series A preferred stock with additional shares of Series A preferred stock for the quarterly periods ended March 31, June 30, September 30, and December 31, 2003 and March 31, 2004 and, as a result, issued an additional 3,241.73 shares of Series A preferred stock as of March 31, 2004. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act of 1933, as sales not involving a public offering, and from various similar state exemptions.

Item  27.  Exhibits.

Exhibit
 Number       Description
--------      -----------

   3.1 Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 10-Q filed December 1, 1997).

   3.2**      Amendment  to  Certificate   of  Incorporation  changing  name  of
              corporation to  Gulfport  Energy  Corporation.

   3.3** Amendment to Certificate of Incorporation to effect a 3 to 1 reverse stock split of the issued and outstanding Common Stock.

   3.4**      Amendment to  Certificate  of Incorporation to increase the number
              of   authorized  shares   of  Common  Stock   from  50,000,000  to
              250,000,000.

   3.5** Amendment to Certificate of Incorporation to effect a 50 to 1 reverse stock split of the issued and outstanding Common Stock.

   3.6**      Amendment  to Certificate of Incorporation to reduce the number of
              authorized    shares   of  Common  Stock   from   250,000,000   to
              15,000,000.

   3.7        Amendment  to   Certificate  of  Incorporation  (incorporated   by
              reference  to   Exhibit  A  to  Information  Statement   filed  on
              February  20,  2004).

   3.8 Bylaws (incorporated by reference to Exhibit 3.2 the Form 10-Q filed December 1, 1997).

   4.1**      Form  of  Common  Stock  certificate.

   4.2*       Form  of  Subscription  Right  certificate.

   5.1**      Opinion  of  Akin  Gump  Strauss  Hauer  &  Feld  LLP.

  10.1*       Back-stop Letter  Agreement between the Registrant and CD Holding,
              LLC.

  10.2* Credit Agreement dated July 1, 2003 by and between the Registrant and the Bank of Oklahoma.

  10.3 Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Form 10-K filed March 30, 2001).

  10.4**      Form  of  Warrant  Agreement.

  10.5 Confidential Disclosure Statement relating to Offer and Sale of up to 10,000 Units dated March 29, 2002.

  10.6** Employment Agreement dated June 2003 between the Registrant and Mike Liddell.

  10.7*       Credit  Agreement  dated  April  30,  2004   by   and  between the
              Registrant and  CD  Holding,  L.L.C.

  21.1*       List  of  Subsidiaries  of  Registrant.

Exhibit
 Number       Description
--------      -----------

  23.1**      Consent  of  Akin  Gump  Strauss  Hauer  &  Feld  LLP.

  23.2*       Consent  of  Hogan  &  Slovacek.

  23.3*       Consent  of  Netherland,  Sewell  &  Associates.

  24* Power of Attorney (included on the signature page attached hereto).

  99.1*       Form of Instructions for Use  of Subscription Rights Certificates.

  99.2*       Form  of  Notice  of  Guaranteed Delivery for Subscription Rights.

  99.3*       Form  of  Letter  to  Stockholders  Who  Are  Record  Holders.

  99.4*       Form  of  Letter  to  Stockholders  Who  Are  Beneficial  Holders.

  99.5*       Form  of  Letter  to  Clients  of  Stockholders Who Are Beneficial
              Holders.

  99.6*       Form  of  Nominee  Holder  Certification  Form.

  99.7*       Form  of  Beneficial  Owner  Election  Form.

-----------------
*Filed  herewith.
**To  be  filed  by  amendment.

Item  28.  Undertakings.

     (a)     The  undersigned  registrant  hereby  undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any additional or changed material information on the plan of distribution.

     2. That, for the purpose of determining liability under the Securities Act, each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     3. To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c)     The  undersigned  registrant  hereby  undertakes  that:

     1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in any such amendment, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

                                   SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on May 11, 2004.

                                        GULFPORT  ENERGY  CORPORATION


                                        By:/s/Mike Liddell
                                           -------------------------------------
                                           Mike  Liddell,
                                           Chief  Executive  Officer


                                POWER OF ATTORNEY

          Know all persons by these presents that each individual whose signature appears below constitutes and appoints Mike Liddell, Lisa Holbrook and Michael G. Moore and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing under Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

        Date                            Signature  /  Title
        ----                            -------------------

     May 11, 2004                       By:/s/Mike Liddell
                                           -------------------------------------
                                           Mike  Liddell,
                                           Chief  Executive  Officer,
                                           Chairman of the Board and Director


     May 11, 2004                       By:/s/Robert Brooks
                                           -------------------------------------
                                           Robert  Brooks,
                                           Director


     May 11, 2004                       By:/s/David L. Houston
                                           -------------------------------------
                                           David  L.  Houston,
                                           Director

     May 11, 2004                       By:/s/Mickey Liddell
                                           -------------------------------------
                                           Mickey  Liddell,
                                           Director


     May 11, 2004                       By:/s/Dan Noles
                                           -------------------------------------
                                           Dan  Noles,
                                           Director

     May 11, 2004                       By:/s/Michael G. Moore
                                           -------------------------------------
                                           Michael  G.  Moore,
                                           Vice President and Chief Financial
                                           Officer